                                                                  EXHIBIT (D)(1)


                          AGREEMENT AND PLAN OF MERGER

                           dated as of April 27, 2000

                                 by and between




                            ALLEN SYSTEMS GROUP, INC.

                                  ASG SUB, INC.




                                       and


                                  VIASOFT, INC.


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                          AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of April 27, 2000 (this "Agreement") by and between Allen Systems Group, Inc., a Delaware corporation ("Allen Systems "), ASG Sub, Inc., a Delaware corporation ("ASG Sub") and Viasoft, Inc., a Delaware corporation ("Viasoft").

RECITALS

A. In furtherance of the acquisition of Viasoft by Allen Systems on the terms and subject to the conditions set forth in this Agreement, Allen Systems proposes to cause ASG Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Allen Systems Offer") to purchase at least a majority of the issued and outstanding shares of Common Stock, $.001 par value, of Viasoft ("Viasoft Common Stock") (including the associated Preferred Share Purchase Rights ("Rights") issued pursuant to the Viasoft Rights Agreement (defined below)), at a price per share of Viasoft Common Stock (a "Share") of $8.40 net to the seller in cash and without interest thereon (such price, as may hereafter be increased, the "Offer Price"), subject to reduction for any applicable federal backup or other applicable withholding or stock transfer taxes, upon the terms and subject to the conditions set forth in this Agreement.

B. Viasoft has agreed to simultaneously make an offer (as it may be amended from time to time as permitted under this Agreement, the "Viasoft Offer", and together with the Allen Systems Offer, the "Offer") to purchase all outstanding Shares of Viasoft Common Stock (including the associated Rights) tendered in connection with the Offer other than the Shares to be acquired by ASG Sub, at a price per Share equal to the Offer Price, subject to reduction for any applicable federal backup or other applicable withholding or stock transfer taxes, upon the terms and subject to the conditions set forth in this Agreement.

C. The Allen Systems Offer and the Viasoft Offer shall together be an offer to acquire all of the issued and outstanding Shares, subject to the priority set forth in this Agreement.

D. The respective Boards of Directors of Allen Systems, ASG Sub and Viasoft have approved (i) the Offer and the merger of Viasoft with ASG Sub, as set forth below (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding Share, other than Shares owned directly or indirectly by Allen Systems or Viasoft and Dissenting Shares (as defined in Section 3.1(c)), will be converted into the right to receive the Offer Price, and (ii) a business combination whereby ASG Sub will be merged with and into Viasoft in accordance with the Delaware General Corporation Law ("DGCL") with Viasoft continuing as the surviving corporation of such merger ("Surviving Corporation"). The Board of Directors of Viasoft has determined that the consideration to be paid for each Share in the Offer and the Merger is fair to the holders of such Shares and has resolved to recommend that Viasoft's shareholders accept the Offer.

E. Allen Systems, ASG Sub and Viasoft desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

F. Concurrently with the execution and delivery of this Agreement, Allen Systems and certain shareholders of Viasoft have entered into a Shareholder Tender and Voting Agreement, pursuant to which such shareholders have agreed to tender their Shares in the Offer and to vote in favor of the Merger.

THEREFORE, the parties agree as follows:



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                                    ARTICLE I
                                    THE OFFER

       1.1    THE OFFER.

              (a) Subject to the provisions of this Agreement, ASG Sub will, and Allen Systems will cause ASG Sub to, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) the Allen Systems Offer, and Viasoft will commence the Viasoft Offer, as promptly as practicable but not later than five (5) business days after the public announcement (on the date hereof or the following business day) of the execution of this Agreement. The obligation of ASG Sub to, and of Allen Systems to cause ASG Sub to, commence the Allen Systems Offer and accept for payment, and pay for, any Shares tendered pursuant to the Allen Systems Offer will be subject to the conditions set forth in Annex 1 attached to and made part of this Agreement and to the terms and conditions of this Agreement. The obligation of Viasoft to commence the Viasoft Offer, and accept for payment, and pay for, any Shares tendered pursuant to the Viasoft Offer will be subject to the conditions set forth in Annex 2 attached to and made part of this Agreement and to the terms and conditions of this Agreement.

              (b) The Allen Systems Offer and the Viasoft Offer shall be conducted for practical reasons as a single offer, with Shares being accepted for payment and purchased in the Offer according to the following order of priority: (i) first, ASG Sub shall accept for payment and purchase not less than a majority of the issued and outstanding Shares (the "Allen Systems Share Number"), (ii) and second, Viasoft shall accept for payment and purchase Shares up to a maximum number of Shares equal to the total number of issued and outstanding Shares, less the Shares otherwise owned by Allen Systems and its Subsidiaries and Affiliates and less the Allen Systems Share Number (the "Viasoft Share Number"). The Offer shall expire twenty (20) business days following the commencement of the Offer (the "Initial Expiration Date" and together with any extension permitted hereunder, the "Expiration Date"), unless this Agreement is earlier terminated in accordance with Section 8.1.

              (c) ASG Sub expressly reserves the right to waive any conditions to the Allen Systems Offer, to extend the duration of the Allen Systems Offer (subject to the limitations set forth in this Section), or to make any other changes in the terms and conditions of the Allen Systems Offer; provided, however, that without Viasoft's prior written consent, no such change may be made which (i) increases or decreases the price per Share payable in the Allen Systems Offer, (ii) reduces the minimum (including by waiver of the Minimum Tender Condition, as defined in Annex 1) or maximum number of Shares to be purchased in the Offer, (iii) imposes conditions to the Allen Systems Offer in addition to those set forth in Annex 1, (iv) changes the form of consideration payable in the Allen Systems Offer, (v) extends the expiration of the Allen Systems Offer beyond five business days following the initial expiration of the Offer except (A) as required by the Exchange Act or (B) in the case of any such greater than five day extension of the Allen Systems Offer, in ASG Sub's judgment, it is reasonably likely that during any such extension, any condition set forth in Annex 1 (including the Minimum Tender Condition) which is not satisfied as of the date of such extension will be satisfied during such extension; provided that, without Viasoft's prior written consent, the Expiration Date may not be extended pursuant to clause (B) of this sentence beyond twenty (20) business days following the Initial Expiration Date; or (vi) amends any other material terms of the Allen Systems Offer in a manner adverse to Viasoft's shareholders.

Subject to the terms and conditions of this Agreement and the Allen Systems Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), ASG Sub will, and Allen Systems will cause ASG Sub to, accept for payment, and pay for, all shares of Viasoft Common Stock validly tendered and not withdrawn pursuant to the Allen Systems Offer as soon as practicable after the Expiration Date, up to the number of Shares equal to the Allen Systems Share Number, in the order of priority set forth in Section 1.1(b).

              (d) Viasoft expressly reserves the right to waive any conditions to the Viasoft Offer, or to make any other changes in the terms and conditions of the Viasoft Offer; provided, however, that without Allen Systems' prior written consent, no such change may be made which (i) increases or decreases the price



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per Share payable in the Viasoft Offer, (ii) reduces the minimum or maximum number of Shares to be purchased in the Offer, (iii) imposes conditions to the Viasoft Offer in addition to those set forth in Annex 2, (iv) changes the form of consideration payable in the Viasoft Offer, or (v) amends any other material terms of the Viasoft Offer in a manner adverse to Allen Systems or ASG Sub; and further provided, that in the event Allen Systems extends the Allen Systems Offer for any period of time in accordance with Section 1.1(c), Viasoft agrees to extend the Viasoft Offer for the same period.

Subject to the terms and conditions of this Agreement and the Viasoft Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Viasoft will accept for payment, and pay for, all shares of Viasoft Common Stock validly tendered and not withdrawn pursuant to the Viasoft Offer as soon as practicable after the Expiration Date, up to the number of Shares equal to the Viasoft Share Number, in the order of priority set forth in Section 1.1(b).

              (e) As soon as reasonably practicable on the date the Offer is commenced, (x) Allen Systems and ASG Sub shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule TO (together with all amendments thereto, the "Allen Systems Schedule TO") and (y) Viasoft shall file a Tender Offer Statement on Schedule TO (the "Viasoft Schedule TO") and a Solicitation / Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9) with respect to the Allen Systems Offer and the Viasoft Offer, respectively, each of which will comply in all material respects with the provisions of all applicable Federal securities laws, and will contain (including as an exhibit) or incorporate by reference the Offer and forms of the related letter of transmittal and summary advertisement (which documents, together with any supplements or amendments thereto, are referred to collectively as the "Offer Documents"). If the parties agree, Viasoft and Allen Systems may combine the Allen Systems Schedule TO and the Viasoft Schedule TO into a single, joint Tender Offer Statement on Schedule TO and all references to the Allen Systems Schedule TO and Viasoft Schedule TO shall be deemed to refer to such joint Schedule TO. Each of Allen Systems and ASG Sub agree that the Allen Systems Schedule TO and the Offer Documents, on the date filed with the SEC and on the date first published, sent or given to Viasoft's shareholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Allen Systems or ASG Sub with respect to written information supplied by Viasoft specifically for inclusion in the Allen Systems Schedule TO or the Offer Documents. Viasoft agrees that the Viasoft Schedule TO and the Schedule 14D-9, on the date filed with the SEC and on the date first published, sent or given to Viasoft's shareholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Viasoft with respect to written information supplied by Allen Systems or ASG Sub specifically for inclusion in the Viasoft Schedule TO or the Schedule 14D-9. Allen Systems and ASG Sub further agree to take all steps necessary to cause the Allen Systems Schedule TO be filed with the SEC, and the Offer Documents to be disseminated to the Viasoft shareholders, and Viasoft agrees to take all steps necessary to cause the Viasoft Schedule TO and the Schedule 14D-9 to be filed with the SEC, in each case to the extent required by applicable Federal securities laws. Each of Allen Systems and ASG Sub agrees to promptly correct the Allen Systems Schedule TO and the Offer Documents, and Viasoft agrees to promptly correct the Viasoft Schedule TO and the Schedule 14D-9, if and to the extent that it or they shall have become false or misleading in any material respect (and each party, with respect to written information supplied by it specifically for use in the Schedule TO, the Offer Documents or the Schedule 14D-9 filed by the other party, shall promptly notify the other party of any required corrections of such information and shall cooperate with the other party with respect to correcting such information). Each of Allen Systems and ASG Sub further agrees to supplement the Allen Systems Schedule TO, and Viasoft agrees to supplement the Viasoft Schedule TO and the Schedule 14D-9, in either case to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (and each party shall supplement the written information provided by it specifically for use in the Schedule TO, the Offer Documents or the Schedule 14D-9 filed by the other party to include any information that shall become necessary in order to make the statements therein that are based on such provided information, in light of the circumstances under which they were made, not misleading, except that no representation is made by Allen Systems or



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ASG Sub with respect to written information supplied by Viasoft, or by Viasoft with respect to written information supplied by Allen Systems or ASG Sub, specifically for inclusion in the Schedule TO, the Offer Documents or the
Schedule 14D-9 filed by such party). Each of Allen Systems, ASG Sub and Viasoft further agrees to take all steps necessary to cause the Allen Systems Schedule TO, the Viasoft Schedule TO and the Schedule 14D-9, as so corrected or supplemented, to be filed with the SEC, and the Offer Documents, as so corrected or supplemented, to be filed with the SEC and disseminated to the Viasoft shareholders, in each case to the extent required by applicable Federal securities laws.

Viasoft and its counsel will be given a reasonable opportunity to review the Allen Systems Schedule TO and the Offer Documents and all amendments and supplements thereto prior to their filing with the SEC or dissemination to shareholders of Viasoft. Allen Systems and ASG Sub agree to provide Viasoft and its counsel any comments Allen Systems, ASG Sub or their counsel may receive from the SEC or its staff with respect to the Allen Systems Schedule TO or the Offer Documents promptly after the receipt of such comments, including a copy of such comments that are made in writing and a written summary of such comments that are made orally.

Allen Systems, ASG Sub and their counsel will be given a reasonable opportunity to review the Viasoft Schedule TO and Schedule 14D-9 and all amendments and supplements thereto prior to their filing with the SEC or dissemination to shareholders of Viasoft. Viasoft agrees to provide Allen Systems, ASG Sub and their counsel any comments Viasoft or their counsel may receive from the SEC or its staff with respect to the Viasoft Schedule TO or the Schedule 14D-9 promptly after the receipt of such comments, including a copy of such comments that are made in writing and a written summary of such comments that are made orally.

              (f) Allen Systems will provide or cause ASG Sub to provide, on a timely basis, the funds necessary to pay for any Shares that ASG Sub becomes obligated to pay for pursuant to the Allen Systems Offer. Viasoft will provide, on a timely basis, the funds necessary to pay for any Shares that Viasoft becomes obligated to pay for pursuant to the Viasoft Offer.

              (g) If (i) the Offer is not commenced for any reason, including the failure of a condition set forth in Annex 1 or Annex 2 or (ii) the Offer is not consummated upon its expiration for any reason, including due to the failure of a condition set forth in Annex 1 or Annex 2, then subject to the provisions of this Agreement (including the conditions precedent and termination rights set forth in Articles VII and VIII hereof), the parties agree to take the actions set forth in this Agreement in order to obtain Viasoft Shareholder Approval (as defined in Section 4.1(d)) and effectuate the Merger as promptly as practicable.

       1.2    VIASOFT ACTIONS.

              (a) Viasoft hereby approves of and consents to the Offer and represents that the Board of Directors of Viasoft, at a meeting duly called and held, duly and unanimously adopted resolutions approving this Agreement, the Offer and the Merger, determining that the terms of the Offer and the Merger are fair to, and in the best interests of, Viasoft's shareholders and recommending that Viasoft's shareholders accept the Offer and tender their Shares pursuant to the Offer and approve and adopt this Agreement and approve the Merger. Viasoft represents that its Board of Directors has received the opinion of Broadview International LLC that the proposed consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair to such holders from a financial point of view, and a complete and correct signed copy of such opinion has been delivered by Viasoft to Allen Systems. Viasoft hereby consents to the inclusion in the Offer Documents of the recommendation of Viasoft's Board of Directors described in the first sentence of this Section 1.2(a) and has obtained the consent of Broadview International LLC to the inclusion in the
Schedule 14D-9 of a copy of the written opinion referred to in the preceding sentence together with the summary and other information concerning such opinion as is required by Item 1015 of Regulation M-A promulgated under the Exchange Act ("Reg. M-A"). Viasoft has been advised by each of its directors and a majority of its executive officers that each such person intends to tender all Shares (other than Shares, if any, held by such person which if tendered, could cause such person to incur liability under the provisions of Section 16(b) of the Exchange Act) held by such person pursuant to the Offer.



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              (b) In connection with the Offer, Viasoft will cause its transfer agent promptly to furnish ASG Sub with mailing labels containing the names and addresses of the record holders of Viasoft Common Stock as of the most recent available date and of those persons becoming record holders subsequent to such date, together with copies of all lists of shareholders, security position listings and, to the extent reasonably requested, computer files and other information in Viasoft's possession or control regarding the beneficial owners of Viasoft Common Stock, and will furnish to ASG Sub such information and assistance (including updated lists of shareholders, security position listings and computer files) as Allen Systems may reasonably request in communicating the Offer to Viasoft's shareholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Allen Systems and ASG Sub and their agents will hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger pursuant to this Agreement and, if this Agreement is terminated, will, upon request, deliver, and will use their reasonable efforts to cause their agents to deliver, to Viasoft all copies of such information then in their possession or control.

                                   ARTICLE II
                                   THE MERGER

       2.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, ASG Sub will be merged with and into Viasoft at the Effective Time (as defined in Section 2.3). Following the Effective Time, the separate corporate existence of ASG Sub will cease and Viasoft will continue as the Surviving Corporation and will succeed to and assume all the rights and obligations of ASG Sub in accordance with the DGCL.

Notwithstanding the foregoing, Allen Systems may elect at any time prior to the Merger to merge Viasoft with and into ASG Sub instead of merging ASG Sub into Viasoft as provided above; provided, however, that Viasoft will not be deemed to have breached any of its representations, warranties, covenants or agreements set forth in this Agreement solely by reason of such election. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing and, where appropriate, to provide that ASG Sub will be the Surviving Corporation and will continue under the name of either "Viasoft, Inc." or "ASG Sub, Inc." At the election of Allen Systems, any other direct or indirect Subsidiary (as defined in Section 9.3) of Allen Systems may be substituted for ASG Sub as a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing. In no such event shall Allen Systems be relieved of any obligation under this Agreement without the prior written consent of Viasoft.

Subject to the terms and conditions of this Agreement, Allen Systems and Viasoft agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the date on which the Shares tendered pursuant to the Offer have been accepted for payment and paid for (the "Offer Completion Date").

       2.2 CLOSING. The closing of the Merger will take place on a date to be specified by the parties, which will be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (the "Closing Date"), at the Phoenix, Arizona offices of Steptoe & Johnson LLP, counsel to Allen Systems and ASG Sub, unless another date or place is agreed to in writing by the parties hereto.

       2.3 EFFECTIVE TIME. Subject to the terms and conditions of this Agreement, as soon as practicable on or after the Closing Date, the parties will file a Certificate of Merger (or Certificate of Ownership and Merger in the case of a Short-Form Merger (defined below)) with the Delaware Secretary of State in such form as required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger will become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as ASG Sub and Viasoft agree should be specified in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").



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       2.4    EFFECTS OF THE MERGER. The Merger will have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all properties, rights, privileges, powers and franchises of ASG Sub and Viasoft will vest in the Surviving Corporation, and all debt, liabilities and duties of ASG Sub and Viasoft will become the debts, liabilities and duties of the Surviving Corporation.

       2.5 CERTIFICATE OF INCORPORATION AND BYLAWS. The restated certificate of incorporation and bylaws of the Surviving Corporation shall be amended at the Effective Time to conform to the Certificate of Incorporation and Bylaws of ASG Sub, except (i) the name of the Surviving Corporation will remain "Viasoft, Inc.," (ii) the provisions of the Certificate of Incorporation of ASG Sub that name the incorporator and the initial directors shall not be included in the restated certificate of incorporation, and (iii) as otherwise required under the DGCL.

       2.6 DIRECTORS. The directors of ASG Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

       2.7 OFFICERS. The officers of ASG Sub immediately prior to the Effective Time will be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

       2.8 MERGER WITHOUT SHAREHOLDERS MEETING. If in connection with the Offer ASG Sub acquires ownership of at least 90% of the outstanding Shares sufficient to enable ASG Sub and Viasoft to cause the Merger to become effective without Viasoft Shareholder Approval in accordance with Section 253 of the DGCL (the "Short-Form Merger"), the parties hereto will, subject to the terms and conditions of this Agreement (including Article VII) and applicable law, take all necessary and appropriate action to cause the Short-Form Merger to become effective as promptly as practicable.

                                   ARTICLE III
          EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
                     CORPORATIONS; EXCHANGE OF CERTIFICATES

       3.1 EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares or any shares of capital stock of ASG Sub:

              (a) CAPITAL STOCK OF ASG SUB. Each share of capital stock of ASG Sub issued and outstanding immediately prior to the Merger will be converted into and become one fully paid and non-assessable share of common stock, par value $0.01, of the Surviving Corporation.

              (b) CANCELLATION OF TREASURY SHARES AND ALLEN SYSTEMS OWNED SHARES. Each Share that is owned by Viasoft or by any Subsidiary of Viasoft and each Share that is owned by Allen Systems, ASG Sub or any Subsidiary of Allen Systems immediately before the Effective Time, will automatically be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor.

              (c) CONVERSION OF VIASOFT COMMON STOCK. Subject to Section 3.1(d), each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 3.1(b)) will be converted into the right to receive from the Surviving Corporation in cash, without interest, the Offer Price (the "Merger Consideration"). As of the Effective Time, all such Shares will no longer be outstanding and will automatically be cancelled and will cease to exist, and each holder of a certificate representing any such Shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

              (d) SHARES OF DISSENTING SHAREHOLDERS. Notwithstanding anything in this Agreement to the contrary, to the extent provided by the DGCL, any issued and outstanding Shares held by a person (a "Dissenting Shareholder") who has not voted in favor of the Merger or consented thereto in writing and



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who elects to demand appraisal of his shares and complies with all the provisions of the DGCL concerning the right of holders of Viasoft Common Stock to require appraisal of their Shares ("Dissenting Shares") will not be converted as described in Section 3.1(c) and therefore the holder thereof will not receive the Merger Consideration, but will have the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the laws of the State of Delaware. If, after the Effective Time, such Dissenting Shareholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the DGCL, his Shares will be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration. Viasoft will give Allen Systems (i) prompt notice of any demands for appraisal of Shares received by Viasoft and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. Viasoft will not, without the prior written consent of Allen Systems, make any payment with respect to, or enter into a binding settlement agreement or make a written offer to settle, any such demands.

              (e) ADJUSTMENTS. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Viasoft Common Stock shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares of Viasoft Common Stock, or stock dividend thereon with a record date during such period, the cash payable pursuant to the Offer, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

       3.2    EXCHANGE OF CERTIFICATES.

              (a) PAYING AGENT. Prior to the Effective Time, Allen Systems will select a bank or trust company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration upon surrender of certificates representing Viasoft Common Stock.

              (b) ALLEN SYSTEMS TO PROVIDE FUNDS. Allen Systems and ASG Sub will take all steps necessary to provide to the Paying Agent on a timely basis, as and when needed after the Effective Time, funds necessary to pay for the Shares as a result of the Merger pursuant to Section 3.1.

              (c) EXCHANGE PROCEDURE. As soon as reasonably practicable after the Effective Time, Allen Systems will instruct the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") whose Shares were converted into the right to receive the Merger Consideration pursuant to
Section 3.1: (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Paying Agent and will be in a form and have such other provisions as Allen Systems may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Allen Systems, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate will be entitled to receive in exchange therefor the Merger Consideration, and the Certificate so surrendered will forthwith be cancelled. In the event of a transfer of ownership of Viasoft Common Stock which is not registered in the transfer records of Viasoft, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is properly endorsed or otherwise in proper form for transfer and the person requesting such payment pays any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establishes to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

              (d) NO FURTHER OWNERSHIP RIGHTS IN VIASOFT COMMON STOCK. As of the Effective Time, all cash paid upon the surrender of Certificates in accordance with the terms of this Article III will be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such

Certificates, and there will be no further registration of transfers on the stock transfer books of Viasoft of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they will be cancelled and exchanged as provided in this Article III.

              (e) FAILURE TO TIMELY SURRENDER; NO LIABILITY. Promptly following the date that is six months after the Effective Time, the Paying Agent will return to the Surviving Corporation all Merger Consideration and other cash, property and instruments in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties will terminate. Thereafter, each holder of a Certificate formerly representing a Share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration (without interest thereon). Notwithstanding the foregoing, the Surviving Corporation will be entitled to receive from time to time all interest or other amounts earned with respect to any cash deposited with the Paying Agent as such amounts accrue or become available. If any Certificates will not have been surrendered prior to 2 years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Article III would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 4.1(d)), the cash payment in respect of such Certificate will, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto. To the fullest extent permitted by law, none of Allen Systems, ASG Sub, Viasoft, the Surviving Corporation or the Paying Agent will be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

              (f) WITHHOLDING TAXES. The right of any person to receive any payment or consideration pursuant to this Agreement and the transactions contemplated herein will be subject to any applicable requirements with respect to the withholding of Taxes.

              (g) LOST, STOLEN OR DESTROYED CERTIFICATES. If any certificates evidencing Shares have been lost, stolen or destroyed, the Paying Agent will pay to such holder the Merger Consideration required pursuant to Section 3.1, in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof with such assurances as the Paying Agent, in its discretion and as a condition precedent to the payment of the Merger Consideration, may reasonably require of the holder of such lost, stolen or destroyed certificates and, the Paying Agent, in its discretion and as a condition precedent to the issuance thereof, may require that the owner of such lost, stolen or destroyed certificate give the Paying Agent and Allen Systems a bond in such sum as it may direct as indemnity against any claim that may be made against the Paying Agent or Allen Systems with respect to the Certificate.

              (h) SUPPLEMENTARY ACTION. If at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of Viasoft or ASG Sub, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered, in the name of and on behalf of Viasoft and ASG Sub to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

       4.1 REPRESENTATIONS AND WARRANTIES OF VIASOFT. Except as set forth in the disclosure letter delivered by Viasoft to Allen Systems concurrently with the execution of this Agreement (the "Viasoft Disclosure Letter"), Viasoft represents and warrants to Allen Systems and ASG Sub as follows:

              (a) ORGANIZATION, STANDING AND CORPORATE POWER. Viasoft and each of its Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or partnership power and authority to carry on its business as now being conducted. Viasoft and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate would not have a Material Adverse Effect on Viasoft. Viasoft has made available to Allen Systems complete and correct copies of its certificate of incorporation and bylaws and the articles of incorporation and bylaws or other organizational documents of its Subsidiaries, in each case as amended to the date of this Agreement.

              (b) SUBSIDIARIES. Section 4.1(b) of the Viasoft Disclosure Letter lists each Subsidiary of Viasoft containing the capitalization of each Subsidiary, the jurisdiction in which each Subsidiary is organized or formed and the current directors and executive officers of each Subsidiary of Viasoft. Except as set forth in Section 4.1(b) of the Viasoft Disclosure Letter, all the outstanding shares of capital stock of each such Subsidiary have been validly issued and are fully paid and nonassessable and (except as may be required by foreign jurisdictions) are owned by Viasoft, by another Subsidiary of Viasoft or by Viasoft and another such Subsidiary, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, other than resale restrictions imposed by applicable securities laws (collectively, "Liens"). Except for the capital stock of its Subsidiaries, Viasoft does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

              (c) CAPITAL STRUCTURE. The authorized capital stock of Viasoft consists of 48,000,000 shares of Viasoft Common Stock and 2,000,000 shares of preferred stock, $0.001 par value ("Viasoft Preferred Stock"). At the close of business on April 25, 2000, (i) 18,102,179 shares of Viasoft Common Stock and no shares of Viasoft Preferred Stock were issued and outstanding, (ii) 1,353,954 shares of Viasoft Common Stock were held by Viasoft in its treasury, and (iii) 3,567,740 shares of Viasoft Common Stock were reserved for issuance upon exercise of outstanding (y) options granted under any of the Viasoft Option Plans (as defined below) and (z) rights granted under the ESPP (as defined below).

       Except as set forth in Section 4.1(c)(i) of the Viasoft Disclosure Letter, the only plans or arrangements pursuant to which Viasoft is obligated to issue Shares or pursuant to which Options are outstanding are Viasoft's 1986 Stock Option Plan, the 1994 Equity Incentive Plan, the 1997 Equity Incentive Plan, the Outside Director Stock Plan and the resolutions of the Board of Directors of Viasoft referenced in Section 4.1(c)(i) of the Viasoft Disclosure Letter, each as amended, (together, the "Viasoft Option Plans"), and Viasoft's Employee Stock Purchase Plan (the "ESPP").

       Except as set forth above, at the close of business on April 25, 2000, no shares of capital stock or other voting securities of Viasoft were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights. All outstanding shares of capital stock of Viasoft are duly authorized, validly issued, fully paid and non assessable and not subject to preemptive rights created by Viasoft's certificate of incorporation, bylaws or any agreement to which Viasoft is a party. There are no bonds, debentures, notes or other indebtedness of Viasoft having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Viasoft may vote. Except as set forth above or in Section 4.1(c)(ii) of the Viasoft Disclosure Letter, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Viasoft or any of its Subsidiaries is a party or by which any of them is bound obligating Viasoft or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Viasoft or of any of its Subsidiaries or obligating Viasoft or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding contractual obligations (x) of Viasoft or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Viasoft or any of its Subsidiaries or (y) of Viasoft to vote or to dispose of any shares of the capital stock of any of its Subsidiaries.

              (d) AUTHORITY; NONCONTRAVENTION. Viasoft has all the requisite corporate power and authority to enter into this Agreement and, subject to, if required by law, adoption and approval of the Merger Agreement and approval of the Merger by an affirmative vote of the holders of a majority of the outstanding shares of Viasoft Common Stock (the "Viasoft Shareholder Approval"), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Viasoft and the consummation by Viasoft of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Viasoft, subject to Viasoft Shareholder Approval, if such approval is required by law. This Agreement has been duly executed and delivered by Viasoft and constitutes a valid and binding obligation of Viasoft, enforceable against Viasoft in accordance with its terms (except as enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers). The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Viasoft or any of its Subsidiaries under (i) the certificate of incorporation or bylaws of Viasoft or the comparable charter or organizational documents of any of its Subsidiaries, (ii) except as set forth in
Section 4.1(d) of the Viasoft Disclosure Letter (including change of control or acceleration rights under Viasoft Option Plans or other agreements disclosed therein), any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Viasoft or any of its Subsidiaries or their respective properties or assets or (iii) any governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Viasoft or any of its Subsidiaries or their respective properties or assets, other than, in the case of clause (ii) or
(iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a Material Adverse Effect on Viasoft, (y) materially impair the ability of Viasoft to perform its obligations under this Agreement or (z) prevent the consummation of any of the transactions contemplated by this Agreement.

No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity") or any other Person, is required by or with respect to Viasoft or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Viasoft or the consummation by Viasoft of the transactions contemplated by this Agreement, except for:

              (1) the filing of a pre-merger notification and report form by Viasoft under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and any similar filings and approvals required under foreign jurisdictions,

              (2) the filing with the SEC and the National Association of Securities Dealers, Inc. of (A) the Viasoft Schedule TO, (B) the
              Schedule 14D-9 and related Information Statement, (C) a proxy or information statement relating to Viasoft Shareholder Approval, if such approval is required by law (as amended or supplemented from time to time, the "Proxy Statement"), and (D) such reports under
              Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, and any other applicable requirements under state securities or "blue sky" laws and state takeover laws,

              (3) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Viasoft is qualified to do business,

              (4) such other consents, approvals, orders, authorizations, registrations, declarations and filings as would not individually or in the aggregate (A) have a Material Adverse Effect on Viasoft,
              (B) materially impair the ability of Viasoft to perform its obligations under this

              Agreement or (C) prevent or have a Material Adverse Effect on the ability of Viasoft to consummate any of the transactions contemplated by this Agreement and

              (5) any of the foregoing disclosed pursuant to the following sentence. Section 4.1(d) of the Viasoft Disclosure Letter lists all consents, waivers and approvals under any of Viasoft's or any of its Subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which if, individually or in the aggregate, were not obtained, would result in a Material Adverse Effect on Viasoft.

              (e)    SEC DOCUMENTS; FINANCIAL STATEMENTS.

                     (i) Viasoft has filed in a timely manner all required reports, schedules, forms, statements and other documents with the SEC and any relevant state securities regulatory bodies since the date on which it became subject to the requirements of the Securities Act of 1933, as amended, (the "Securities Act") or the Exchange Act. All such required reports, schedules, forms, statements and other documents filed by Viasoft with the SEC (including those that Viasoft may file subsequent to the date hereof) are referred to herein as the "SEC Documents". As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Viasoft's Subsidiaries is required to file any forms, reports or other documents with the SEC.

                     (ii) The financial statements of Viasoft included in the SEC Documents, including those filed after the date hereof until the Closing, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Viasoft and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in Section 4.1(e) of the Viasoft Disclosure Letter or as contemplated by this Agreement neither Viasoft nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Viasoft and its consolidated Subsidiaries or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Viasoft and its Subsidiaries taken as a whole, except liabilities (i) provided for in the most recent consolidated balance sheet included in the SEC Documents or (ii) incurred since the date of such balance sheet in the ordinary course of business consistent with past practices.

                     (iii) Maintenance Revenues. Viasoft's maintenance revenues for Viasoft's fiscal year ended June 30, 1999, as calculated in accordance with GAAP applied on a consistent basis with prior audited periods and Viasoft's accounting policies, were not less than the amount set forth in Section 4.1(e)(iii) of the Viasoft Disclosure Letter.

              (f) INFORMATION SUPPLIED. None of the information supplied or to be supplied by Viasoft specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the information to be filed by Viasoft in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "Information Statement") or (iv) the Proxy Statement, will, in the case of the

Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to Viasoft's shareholders, or, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to Viasoft's shareholders or at the time of the Shareholders Meeting (as defined in Section 6.1(a)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, the Information Statement, the Proxy Statement and the Viasoft Schedule TO will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Viasoft with respect to statements made or incorporated by reference therein based on information supplied by Allen Systems or ASG Sub specifically for inclusion or incorporation by reference therein.

              (g) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as specifically contemplated by this Agreement, or disclosed in Section 4.1(g) of the Viasoft Disclosure Letter, since the date of the most recently audited financial statements included in the SEC Documents, Viasoft has conducted its business only in the ordinary course, and there has not been (i) any Material Adverse Change affecting Viasoft, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Viasoft's capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv)(x) any granting by Viasoft or any of its Subsidiaries to any executive officer of Viasoft or any of its Subsidiaries of any increase in excess of $10,000 per annum in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the SEC Documents, (y) any granting by Viasoft or any of its Subsidiaries to any executive officer of any increase in excess of $10,000 per annum in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the SEC Documents, or (z) any entry by Viasoft or any of its Subsidiaries into any employment, severance or termination agreement with any executive officer, (v) any damage, destruction or loss, whether or not covered by insurance, that has or could reasonably be expected to have a Material Adverse Effect on Viasoft, (vi) any change in accounting methods, principles or practices by Viasoft materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP and SEC rules and regulations, or (vii) any material revaluation of any of Viasoft's assets, including, without limitation, writing down the value of capitalized inventory or writing off accounts receivable, other than in the ordinary course consistent with past practice.

              (h)    INTELLECTUAL PROPERTY.

                     (i) Viasoft and its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material ("Intellectual Property") that are material to the business of Viasoft and its Subsidiaries as currently conducted by Viasoft and its Subsidiaries.

                     (ii) Section 4.1(h)(ii) of the Viasoft Disclosure Letter lists (x) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered copyrights and information concerning unregistered copyrights in the current versions of certain Viasoft products specified on such list, in each case which Viasoft considers to be material to its business and included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (y) all material licenses, sublicenses, and other agreements as to which Viasoft is a party and pursuant to which any person other than Viasoft is authorized to use any Intellectual Property (other than end-user licenses in Viasoft's current standard form provided to Allen Systems' counsel, with modifications in individual cases none of which would result in a Material Adverse Effect), and (z) all material licenses, sublicenses and other agreements as to which Viasoft is a party and pursuant to which Viasoft is authorized to use any third party Intellectual Property, including software ("Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of any Viasoft product that is material to its business.

                     (iii) To Viasoft's knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Viasoft or any of its Subsidiaries, any trade secret material to Viasoft or any of its Subsidiaries, or any Intellectual Property right of any third party to the extent licensed by or through Viasoft or any of its Subsidiaries, by any third party, including any employee or former employee of Viasoft or any of its Subsidiaries. To Viasoft's knowledge, no Viasoft Intellectual Property or product or service of Viasoft is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Viasoft, or which may affect the validity, use or enforceability of such Viasoft Intellectual Property. Neither Viasoft nor any of its Subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in licenses, purchase, service or work orders with customers, distribution and reseller agreements, or other agreements arising in the ordinary course of business.

                     (iv) Viasoft is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in material breach of any license, sublicense or other agreement relating to Viasoft Intellectual Property or Third Party Intellectual Property Rights, Viasoft's service offerings or its ability to exploit its products which could reasonably be expected to result in a Material Adverse Effect on Viasoft.

                     (v) Except as disclosed in Section 4.1(h)(v) of the Viasoft Disclosure Letter, no suit, action, proceeding or claim involving Viasoft which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right, or breach of any license or agreement involving Intellectual Property is currently pending or, to the knowledge of Viasoft, is threatened, nor, to the knowledge of Viasoft, is there any reasonable basis therefor. The manufacture, marketing, licensing or sale of Viasoft's products and the provision of Viasoft's services does not, to Viasoft's knowledge after due inquiry of each of Viasoft's executive officers, directors and officers in charge of Viasoft's corporate functions, infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

                     (vi) Viasoft has not received notice from any third party and does not otherwise know or have reason to know that the operation of the business of Viasoft or any act, product or service of Viasoft, infringes or misappropriates any Third Party Intellectual Property Rights or constitutes unfair competition or trade practices under the laws of any jurisdiction.

                     (vii) Except as set forth in Section 4.1(h)(vii) of the Viasoft Disclosure Letter, to the knowledge of Viasoft, no Person has previously infringed or misappropriated or is infringing or misappropriating any Intellectual Property material to Viasoft.

                     (viii) Except as set forth in Section 4.1(h)(viii) of the Viasoft Disclosure Letter, all current and former employees and consultants of Viasoft have signed a confidentiality/nondisclosure agreement substantially in the forms attached to the Viasoft Disclosure Letter. All current and former employees and consultants of Viasoft involved in product development work have signed an invention assignment agreement in the form attached to the Viasoft Disclosure Letter. To Viasoft's knowledge, no such current or former employees or consultants of Viasoft have violated any such agreement or otherwise misappropriated any trade secrets of Viasoft or of any third party. Viasoft does not believe it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by Viasoft, except for inventions, trade secrets or proprietary information that have been assigned to Viasoft.

                     (ix) Viasoft has taken all reasonable and appropriate steps to protect and preserve the confidentiality of all Intellectual Property deemed confidential or trade secret and not otherwise protected by patents or copyrights ("Confidential Information"). All use, disclosure or appropriation of material Confidential Information owned by Viasoft by or to a third party has been pursuant to the terms of a written agreement between Viasoft and such third party. All use, disclosure or appropriation by Viasoft of Confidential Information not owned by Viasoft has been pursuant to the terms of a written agreement between Viasoft and the owner of such Confidential Information, or is otherwise lawful.

                     (x) Except as set forth in Section 4.1(h)(x) of the Viasoft Disclosure Letter, Viasoft has fully documented in writing or in other tangible media all material technology, computer programs or Intellectual Property which are incorporated in, are, or form a material part of any product licensed or sold to customers by Viasoft or its Subsidiaries and that are material to the business of Viasoft and its Subsidiaries as currently conducted by Viasoft and its Subsidiaries, including without limitation, having a complete annotated source code listing for all of the foregoing with respect to year 2000 compliance or conformity.

                     (xi) Except as set forth in Section 4.1(h)(xi) of the Viasoft Disclosure Letter, Viasoft does not know or has reason to know of any outstanding claims by customers relating to year 2000 products and services provided by Viasoft to such customers, nor has any such customer asserted, to the knowledge of Viasoft, any reasonable basis for such claims.

                     (xii) Except as set forth in Section 4.1(h)(xii) of the Viasoft Disclosure Letter, Viasoft has no object and/or source code and/or documentation escrow deposit and/or maintenance obligations to any third party, including, without limitation, deposit obligations relating to bug fixes and/or upgrades and/or revisions and/or new versions in connection with any of Viasoft's products.

              (i) LITIGATION. Except as disclosed in Section 4.1(i) of the Viasoft Disclosure Letter, as of the date of this Agreement, there is no suit, action or proceeding pending or, to the knowledge of Viasoft, threatened against Viasoft or any of its Subsidiaries, nor, to the knowledge of Viasoft, is there any reasonable basis therefor, that individually or in the aggregate could reasonably be expected to (i) have a Material Adverse Effect on Viasoft, (ii) challenge or seek to enjoin or seek damages with respect to Viasoft's entering into and performing this Agreement or that impair the ability of Viasoft to perform its obligations under this Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator pending, or to the knowledge of Viasoft, threatened against Viasoft or any of its Subsidiaries having, or which is reasonably likely to have, any effect referred to in the foregoing clauses (i), (ii) or (iii) above.

              (j)    ABSENCE OF CHANGES IN BENEFIT PLANS. Except as disclosed in
Section 4.1(j) of the Viasoft Disclosure Letter, since the date of the most recent audited financial statements included in the SEC Documents, there has not been any adoption or amendment in any material respect by Viasoft or any of its Subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Viasoft or any of its Subsidiaries. Except as disclosed in Section 4.1(j) of the Viasoft Disclosure Letter, there exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between Viasoft or any of its Subsidiaries and any current or former employee, officer or director of Viasoft or any of its Subsidiaries as to which there is or could be aggregate liability on the part of Viasoft or any of its Subsidiaries in excess of $10,000.

              (k)    ERISA COMPLIANCE.

              (i) To Viasoft's knowledge, Viasoft is in compliance in all material respects with all applicable laws, agreements and contracts relating to employment, employment practices, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters. Except as set forth in Section 4.1(k) of the Viasoft Disclosure Letter, Viasoft does not have any employment contracts or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

              (ii) Viasoft (w) has never been and is not now subject to a union organizing effort, (x) is not subject to any collective bargaining agreement with respect to any of its employees, (y) is not subject to any other contract, written or oral, with any trade or labor union, employees' association or similar organization and (z) does not have any current labor disputes.

              (iii) Neither Viasoft nor any trade or business which is under common control with Viasoft within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the "Revenue Code") (a "Viasoft Tax Affiliate") has a retirement or deferred compensation plan which is subject to
Section 412 of the Revenue Code or subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or maintains a "multiemployer plan" as defined in Section 3(37) of ERISA. Neither Viasoft nor any Viasoft Tax Affiliate maintains, contributes to, or has any liability for the medical, health, life, or other welfare benefits for present or future terminated employees (other than any welfare benefit provided in compliance with the Consolidated Omnibus Budget Reconciliation Act or similar laws). Neither Viasoft nor any Viasoft Tax Affiliate has any trusts that are intended to be qualified under Revenue Code section 501(a)(9) and none have had such trusts in the past.

              (iv) Viasoft has made available to Allen Systems a true and complete copy of, to the extent applicable, (A) each Viasoft Employee Plan, as defined in subparagraph (v) below (B) each trust agreement related to such Viasoft Employee Plan, (C) the most recent summary plan description for each Viasoft Employee Plan for which such a description is required, (D) the most recent United States Internal Revenue Service ("IRS") determination letter issued with respect to any Viasoft Employee Plan and Viasoft's application to the IRS for such letter, and (E) for the three most recent years (w) except as set forth in Section 4.01(k)(iv) of the Viasoft Disclosure Letter, the Form 5500 and attached schedules, (x) audited financial statements and valuation reports,
(y) Forms PBGC-1 (if applicable) and all attachments thereto, and (z) attorneys' responses to auditors' requests for information.

              (v) To Viasoft's knowledge, each employment, severance or other similar contract, arrangement or policy, each "employee benefit plan" as defined in Section 3(3) of ERISA and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, pension, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which is entered into, maintained or contributed to by Viasoft or any Viasoft Tax Affiliate and covers any employee or former employee of Viasoft or any Viasoft Tax Affiliate (collectively referred to as "Viasoft Employee Plans") has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Viasoft Employee Plan. Viasoft's Employee Plans are listed in Section 4.1(k)(v) of the Viasoft Disclosure Letter. Any Viasoft Employee Plan which is intended to be qualified within the meaning of Revenue Code section 401(a) is so qualified and has received a favorable determination letter as to its qualified status, and, to Viasoft's knowledge, nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification.

              (vi) Except as set forth in Section 4.1(k)(vi) of the Viasoft Disclosure Letter, all required payments, insurance premiums, and contributions to any Viasoft Employee Plan for all periods prior to the Effective Time have been timely made or are accrued on Viasoft's financial statements and adequate reserves have been provided for any accrued payments, premiums or contributions (or portions thereof) attributable to service on or prior to the Effective Time. No Viasoft Employee Plan provides for an increase in benefits on or after the Effective Time (excluding any agreements between Viasoft and individual employees). No Viasoft Employee Plan contains any contractual language which limits

Viasoft's (or it's successors') ability to amend or terminate such plan without obligation or liability (other than those obligations or liabilities for which specific assets have been set aside in a trust or other funding vehicle) and no participant in any Viasoft Employee plan has retained the right to continue benefits under any predecessor documents governing a Viasoft Employee Plan.

              (vii) There has been no amendment to, written interpretation or announcement (whether or not written) by Viasoft relating to, or change in employee participation or coverage under, any Viasoft Employee Plan that would increase materially the expense of maintaining such Viasoft Employee Plan above the level of the expense incurred in respect thereof for Viasoft's fiscal year ended June 30, 1999. For each Viasoft Employee Plan for which a Form 5500 has been filed, no material change has occurred with respect to a matter covered by the most recent Form 5500 since this date hereof. Such Form 5500s were timely filed and at the time of filing, such Forms correctly reflected the facts regarding the income, activities, status or other matters of the Plan or any of the information required to be shown thereon.

              (viii) To Viasoft's knowledge, all Viasoft Employee Plans, to the extent applicable, are in compliance, in all material respects, with (x) the continuation coverage requirements of Section 4980B of the Revenue Code and Sections 601 through 608 of ERISA, (y) the Americans with Disabilities Act of 1990, as amended, and (z) the Family Medical and Leave Act of 1993, as amended, and the regulations thereunder. To Viasoft's knowledge, any notices required by ERISA or the Revenue Code or any state or federal law or any ruling or regulation of any state or federal agency with respect to Viasoft's Employee Plans, including but not limited to notices required by section 204(h) of ERISA or its predecessor or section 606 of ERISA and section 4980(f)(6) of the Revenue Code, have been timely and appropriately given.

              (ix) To Viasoft's knowledge, neither Viasoft nor any of its respective Subsidiaries or Affiliates, nor any employee or officer of such entity, nor any fiduciary (as that term is defined in section 3(21) of ERISA) of any Viasoft Employee Plan ("Fiduciary") has engaged in a prohibited transaction as such term is defined in Revenue Code section 4975 or section 406 of ERISA, nor have any of the above-mentioned entities or individuals engaged in any other action or failure to act that would subject them to any taxes, penalties, or other liabilities under Revenue Code sections 4971, 4972, 4975, 4976, 4977, 4979, 4980 or 4980B, or fines or penalties imposed under ERISA sections 409, 502(i) or 501(l). Neither Viasoft nor any Viasoft Tax Affiliate nor any Viasoft Employee Plan has entered into a closing agreement or similar arrangement with the IRS or the Department of labor with respect to such Plan, nor have any errors with respect to such Plans been corrected pursuant to voluntary correction programs established by the IRS or the Department of Labor. No Government Entities, including the IRS and the Department of labor, have given Viasoft, any Viasoft Tax Affiliate, any Viasoft Employee Plan, any officer of employee of such entity, or any Fiduciary, notice regarding any pending claim, charge, complaint or audit with respect to a Viasoft Employee Plan.

              (x) No benefit payable or which may become payable by Viasoft or any of its Subsidiaries pursuant to any Viasoft Employee Plan or as a result of or arising under this Agreement or the Agreement of Merger will constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Revenue
Code) which is subject to the imposition of an excise Tax under Section 4999 of the Revenue Code or which would not be deductible by reason of Section 280G of the Revenue Code. Except as set forth in Section 4.1(k)(x) of the Viasoft Disclosure Letter, neither Viasoft nor its Subsidiaries is a party to any: (x) agreement (other than as described in (y) below) with any executive officer or other key employee thereof (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Viasoft or its Subsidiaries in the nature of any of the transactions contemplated by this Agreement or the consummation of the transactions contemplated hereby, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment, or (y) agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be materially increased, or the vesting of benefits of which will be materially accelerated, by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

              (xi) Viasoft has made available to Allen Systems a list of the names of all employees of Viasoft and of any of its Subsidiaries and their salaries as of the most recent practicable date.

              (l)    TAXES.

                     (i) Except as set forth in Section 4.1(l)(i) of the Viasoft Disclosure Letter, Viasoft and each of its Subsidiaries has duly filed on a timely basis all material Tax Returns required to be filed by it. To Viasoft's knowledge, all such Returns are true, complete and correct in all material respects. Neither Viasoft nor any of its Subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Viasoft or any of its Subsidiaries, nor has Viasoft or any of its Subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. To Viasoft's knowledge, neither Viasoft nor any of its Subsidiaries has any liability for any material unpaid Taxes which has not been accrued for or reserved on the balance sheet of Viasoft contained in the most recent financial statements contained in the SEC Documents (the "Viasoft Balance Sheet") in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Viasoft, other than any liability for unpaid Taxes that may have accrued since the date of the Viasoft Balance Sheet in connection with the operation of the business of Viasoft and its Subsidiaries in the ordinary course. To Viasoft's knowledge, the most recent financial statements contained in the SEC Documents properly reflect in accordance with GAAP all Taxes payable by or properly accruable by Viasoft and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

                     (ii) Except as set forth in Section 4.1(l)(ii) of the Viasoft Disclosure Letter, none of the Returns of Viasoft and each of its Subsidiaries have been examined by the Internal Revenue Service or any other taxing authority during the 5 year period ending on the Closing Date which has resulted or may result in a liability in excess of $10,000 per Return or in excess of $50,000 for all Returns. None of Viasoft and its Subsidiaries has entered into any closing agreement with respect to any taxable year since 1995. Except as set forth in Section 4.1(l)(ii) of the Viasoft Disclosure Letter, to Viasoft's knowledge, none of Viasoft and its Subsidiaries is a party to any audit, dispute, claim, action or proceeding relating to, or for the assessment or collection of, Taxes, nor has such event been asserted or threatened in writing against Viasoft or any of its Subsidiaries or any of their assets that involves a liability or potential liability in excess of $10,000 per Return or in excess of $50,000 for all Returns. Viasoft and each of its Subsidiaries has disclosed on their federal income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Revenue Code Section 6662. Neither Viasoft nor any of its Subsidiaries is (nor has ever been) a party to any Tax sharing agreement with any party other than Viasoft or its Subsidiaries. There are no Liens or security interests on any of the assets of Viasoft or its Subsidiaries that arose in connection with any failure (or alleged failure) to pay Taxes.

                     (iii) Except as set forth in Schedule 4.1(l)(iii) of the Viasoft Disclosure Letter, neither Viasoft nor any Subsidiary is a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Revenue Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. Viasoft is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Revenue Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Revenue Code. Neither Viasoft nor any Subsidiary has participated in an international boycott as defined in Revenue Code Section 999. Neither Viasoft nor any Subsidiary is a member of, a partner in, or otherwise owns an interest in a partnership, limited liability or other "pass through" entity. Neither Viasoft nor any Subsidiary has agreed, nor is it required to make, any adjustment under Revenue Code Section 481(a) by reason of a change in accounting method or otherwise. Neither Viasoft nor any of its Subsidiaries owns any interest in any controlled foreign corporation (as defined in Section 957 of the Revenue Code), passive foreign investment company (as defined in Section 1296 of the Revenue Code) or other entity, the income of which is required to be included in the income of Viasoft or any of its Subsidiaries. Neither Viasoft nor any of its Subsidiaries has been a "distributing" or "controlled" corporation as defined in Section 355 of the Revenue Code in a transaction intended to qualify under Section 355 and Section 368(a)(1)(D) of the Revenue Code within the two years immediately prior to the signing of this Agreement. Neither Viasoft nor any Subsidiary has liability for the Taxes in excess of $10,000 of any person for any taxable period beginning or ending during the 5 year period ending on the

Closing Date under Treasury Regulation ss.1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise. Neither Viasoft nor any Subsidiary has granted a power of attorney with respect to any matter relating to Taxes in the last three years, except with respect to matters for which both (i) the identity of the attorney or representative appointed, and a description of the Tax matter covered, by the power of attorney is set forth in Section 4.1(l)(iii) of the Viasoft Disclosure Letter, and (ii) a copy of the power of attorney is provided to Allen Systems.

                     (iv) Neither Viasoft nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Revenue Code or agreed to have Section 341(f)(2) of the Revenue Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Revenue Code) owned by Viasoft or any of its Subsidiaries.

                     (v) All material Tax elections for Viasoft and its Subsidiaries are set forth in the Returns to which such elections relate. Except as set forth in Section 4.1(l)(v) of the Viasoft Disclosure Letter, Viasoft and/or each of its Subsidiaries does not have a net operating loss or other tax attributes presently subject to limitation under Code ss.ss.382, 383, or 384 or the underlying Treasury Regulations.

                     (vi) As used in this Agreement, "Tax" or "Taxes" will mean all taxes, however, denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes will include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which Viasoft or any of its Subsidiaries is required to pay, withhold or collect. As used in this Agreement, "Returns" will mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to withholding and other payments to third parties.

                     (vii) Certain Tax Matters. Viasoft has delivered to Allen Systems certain tax information with respect to Viasoft and its Subsidiaries, a copy of which is included in Section 4.1(l)(vii) of the Viasoft Disclosure Letter. Such information is true and correct in all material respect as of the date, and subject to all the conditions and assumptions, specified therein.

              (m) NO EXCESS PARACHUTE PAYMENTS. Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of Viasoft or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or benefit plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Revenue Code). There is no agreement, contract or arrangement to which Viasoft or any of its Subsidiaries is a party that may result in the payment of any amount that would not be deductible pursuant to Sections 280G, 162 or 404 of the Revenue Code.

              (n)    COMPLIANCE WITH APPLICABLE LAWS; ENVIRONMENTAL LAWS.

                     (i) Viasoft and each of its Subsidiaries has in effect all federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which individually or in the aggregate would not have a Material Adverse Effect on Viasoft. To Viasoft's knowledge, Viasoft and its Subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for noncompliance which individually or in the aggregate would not have a Material Adverse Effect on Viasoft.

                     (ii) Viasoft and its Subsidiaries are, and have been, and each of Viasoft's former Subsidiaries, while Subsidiaries of Viasoft, was in compliance with all applicable Environmental Laws except for noncompliance which individually or in the aggregate would not have a Material Adverse Effect on Viasoft. The term "Environmental Laws" means any federal, state or local statute, code, ordinance, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree, directive, injunction or other authorization, including the requirement to register underground storage tanks, relating to: (x) Releases or threatened Releases of Hazardous Material into the environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, ground water, publicly-owned treatment works, septic systems or land; or (y) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Material.

                     (iii) During the period of ownership or operation by Viasoft and its Subsidiaries of any of their respective current or previously owned or leased properties, there have been no Releases of Hazardous Material by Viasoft or its Subsidiaries, or, to Viasoft's knowledge, any other party, in violation of Environmental Laws in, on, under or affecting such properties or, to the knowledge of Viasoft, any surrounding site, and none of Viasoft or its Subsidiaries have disposed of any Hazardous Material or any other substance in a manner that could reasonably be anticipated to lead to a Release in violation of Environmental Laws, except in each case for those which individually or in the aggregate would not have a Material Adverse Effect on Viasoft. Prior to the period of ownership or operation by Viasoft and its Subsidiaries of any of their respective currently or previously owned or leased properties, to the knowledge of Viasoft, there were no Releases of Hazardous Material in, on, under or affecting any such property or any surrounding site. The term "Release" has the meaning set forth in 42 U.S.C. Sections. 9601(22). The term "Hazardous Material" means (1) hazardous materials, pollutants, contaminants, constituents, medical or infectious wastes, hazardous wastes and hazardous substances as those terms are defined in the following statutes and their implementing regulations: the Hazardous Materials Transportation Act, 49 U.S.C. Sections. 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Sections. 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. Sections. 9601 et seq., the Clean Water Act, 33 U.S.C. Sections. 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. Sections. 2601 et seq., and the Clean Air Act, 42 U.S.C. Sections. 7401 et seq., (2) petroleum, including crude oil and any fractions thereof, (3) natural gas, synthetic gas and any mixtures thereof, (4) asbestos and/or asbestos containing material, (5) radon and (6) PCBs, or materials or fluids containing PCBs.

              (o) STATE TAKEOVER STATUTES; RIGHTS AGREEMENT. No Delaware takeover statute or similar statute or regulation applies so as to impede, delay or otherwise adversely affect, the Offer, the Merger, this Agreement, or any of the transactions contemplated by this Agreement. Other than the Rights Plan described in Section 4.1(o) of the Viasoft Disclosure Letter, Viasoft is not a party to, nor affected by, any "rights agreement", "poison pill" or similar plan, agreement or arrangement (a "Rights Arrangement") affecting the capitalization of, or issuance of capital stock by, Viasoft, which would be triggered by the Offer, the Merger, this Agreement or any other transaction contemplated hereby. In particular, the restrictions on business combinations applicable to "interested stockholders" contained in Section 203 of the DGCL will not apply to the Offer, the Merger and the other transactions contemplated hereby.

              (p) BROKERS; SCHEDULE OF FEES AND EXPENSES. No broker, investment banker, financial advisor or other person, other than Broadview International LLC, the fees and expenses of which will be paid by Viasoft (and a copy of whose engagement letter has been provided to Allen Systems), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission, nor to any fee that is contingent on closing of the transactions contemplated hereby or that is based on a percentage of the transaction value, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Viasoft. Assuming consummation of the Merger, no such engagement letter obligates Viasoft to continue to use their services or pay fees or expenses in connection with any future transaction.

              (q) OPINION OF FINANCIAL ADVISOR. Viasoft's Board of Directors has received the opinion of Broadview International LLC, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Offer and the Merger by Viasoft's shareholders is fair to Viasoft's shareholders (other than Allen Systems and ASG Sub) from a financial point of view, and a signed copy of such opinion has been delivered to Allen Systems.

              (r)    CONTRACTS, DEBT INSTRUMENTS.

                     (i) Set forth in Section 4.1(r) of the Viasoft Disclosure Letter is (x) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of Viasoft or any of its Subsidiaries in an aggregate principal amount in excess of $75,000 is outstanding or may be incurred and (y) the respective principal amounts currently outstanding thereunder. For purposes of this Agreement, "indebtedness" will mean, with respect to any person, without duplication, (A) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person upon which interest charges are customarily paid,
(D) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (E) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person's business), (F) all capitalized lease obligations of such person,
(G) all obligations of others secured by any lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business) and (J) all guarantees and arrangements having the economic effect of a guarantee of such person of any indebtedness of any other person.

                     (ii) Neither Viasoft nor any of its Subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under): (x) its certificate of incorporation or bylaws, (y) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, (z) any order, writ, injunction, decree, statute, rule or regulation applicable to Viasoft or any of its Subsidiaries, except for violations or defaults that individually or in the aggregate would not have a Material Adverse Effect on Viasoft.

                     (iii) Except as set forth in Section 4.1(r) of the Viasoft Disclosure Letter, neither Viasoft nor any of its Subsidiaries is a party to or is bound by: (x) any agreement of indemnification or guaranty not entered into in the ordinary course of business other than indemnification agreements between Viasoft or any of its Subsidiaries and any of their respective officers or directors; (y) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise; or (z) any material joint marketing or development agreement.

              (s) CERTAIN AGREEMENTS. Except as set forth in Section 4.1(s) of the Viasoft Disclosure Letter, Viasoft and its Subsidiaries are not parties to or subject to any agreement currently in effect (or with respect to which Viasoft has ongoing obligations other than obligations related to confidential information or protection of intellectual property) which falls within any of the following classifications:

                     (i) any employment, deferred compensation, bonus or contract of a similar nature requiring payments other than salary in excess of $50,000 by Viasoft or any Subsidiary;

                     (ii) any contract or agreement that materially restricts or materially impairs Viasoft or any of its Subsidiaries or employees from carrying on such person's business as now conducted or any part thereof or from competing in any line of business with any person, corporation or other entity or that grants any exclusive license or distribution rights;

                     (iii) any collective bargaining agreement or other such contract or agreement with any labor organization;

                     (iv) any lease of personal property requiring rental payments of $200,000 or more throughout its term and having a term of one year or more, whether as lessor or lessee;

                     (v) any mortgage, pledge, conditional sales contract, security agreement, option, or any other similar agreement with respect to any interest of Viasoft or any Subsidiary in personal property;

                     (vi) any stock purchase, stock option, stock bonus, stock ownership, profit sharing, group insurance, bonus, deferred compensation, severance pay, pension, retirement, savings or other incentive, change in control, welfare or employee plan or material agreement providing benefits to any present or former employees, officers or directors of Viasoft or any of its Subsidiaries;

                     (vii) any agreement to acquire equipment or commitment to make capital expenditures by Viasoft or any Subsidiary of $50,000 or more;

                     (viii) any agreement for the sale of any material properties or assets or for the grant of any preferential right to purchase any such material properties or assets or which requires the consent of any third party to the transfer and assignment of any such material properties or assets, other than in the ordinary course of business in connection with Viasoft's sale of properties or assets;

                     (ix) any agreement requiring Viasoft to indemnify any current or former officer, director, employee or agent;

                     (x) any agreement of any kind, including any distributorship, sales, marketing or representative agreement, which involves future payments or performance of services or delivery of items, requiring payments of $250,000 or more by Viasoft or any Subsidiary; or

                     (xi) any agreement with a customer of Viasoft providing for services to be performed for such customer for a fixed or capped fee or payment structure.

                     (xii) any partnership, joint venture, strategic alliance or cooperation agreement (or any agreement similar to any of the foregoing);

                     (xiii) any voting or other agreement governing how any shares shall be voted, or

                     (xiv) any contract or other agreement which would prohibit or materially delay the consummation of the Merger or any transactions contemplated by this Agreement.

                     Neither Viasoft nor any Subsidiary is in default under any contract or agreement, nor, to the knowledge of Viasoft, are any other parties to such agreements in default, and to Viasoft's knowledge, no act or omission has occurred which, with notice or lapse of time or both, would constitute a default under any term or provision of any contract or agreement, except in each of the foregoing cases for such defaults which, individually or in the aggregate, would not have a Material Adverse Effect on Viasoft. Each agreement disclosed pursuant to this Section is in full force and effect and true and complete copies of all such agreements have been provided to Allen Systems or its representatives.

              (t)    TITLE TO PROPERTIES.

                     (i) Section 4.1(t) of the Viasoft Disclosure Letter lists all real property interests owned or leased by Viasoft or its Subsidiaries. Viasoft and each of its Subsidiaries has good and marketable title to, or valid leasehold interests in, all of its material properties and assets, free and clear of all liens except for defects in title, easements, restrictive covenants liens and similar encumbrances or impediments that individually or in the aggregate would not materially interfere with its ability to conduct its business as currently conducted.

                     (ii) Viasoft and each of its Subsidiaries has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Viasoft and each of its Subsidiaries enjoys peaceful and undisturbed possession under all such material leases.

              (u) LABOR MATTERS. Except as set forth in Section 4.1(u) of the Viasoft Disclosure Letter, (i) to Viasoft's knowledge, Viasoft and its Subsidiaries are operating and have operated their businesses in compliance in all material respects with all applicable laws relating to such businesses respecting employment and employment practices, terms and conditions of employment and wages and hours, including the Immigration Reform and Control Act ("IRCA"), the Worker Adjustment and Retraining Notification Act of 1988 ("WARN Act"), any such applicable laws respecting employment of foreign nationals, employment discrimination, equal opportunity, affirmative action, employee privacy, wrongful or unlawful termination, workers' compensation, occupational safety and health requirements, labor/management relations and unemployment insurance, the Family and Medical Leave Act or related matters, and Viasoft and its Subsidiaries are not engaged in and have not engaged in any unlawful practice relating to such businesses under such applicable laws, or in any unfair labor practice relating to the business of Viasoft or its Subsidiaries;
(ii) no Governmental Entity has given Viasoft or any of its Subsidiaries written notice regarding any pending charge, audit, claim, complaint, investigation or review by or before any Governmental Entity concerning or requesting in writing to explain any conflicts with or violations of any such laws relating to the business conducted by Viasoft or such Subsidiary or in connection with the operation of the business, nor, to the knowledge of Viasoft, is any such investigation threatened or pending, nor, to the knowledge of Viasoft, has any such investigation occurred during the last two years; (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of Viasoft, threatened against or affecting the business, and neither Viasoft nor any Subsidiary has experienced any work stoppage or other material labor difficulty relating to the business in the last two years; (iv) to the knowledge of Viasoft, no union representation question or union organizational activity exists respecting employees and, to Viasoft's knowledge, no one has petitioned within the last two years, and no one is now petitioning, for union representation of any employees; (v) there exists no collective bargaining agreement or other contract or agreement relating to the business with any labor union or association representing any employee, and no collective bargaining agreement affecting employees is currently being negotiated; and (vi) to Viasoft's knowledge, Viasoft and its Subsidiaries are in material compliance with all obligations under all Viasoft Employee Plans and all employment contracts and are not delinquent in payments to any employees for any wages, salaries, commissions, bonuses or other compensation for any services performed by them relating to the business or amounts required to be reimbursed to such employees. Except as set forth in Section 4.1(u) of the Viasoft Disclosure Letter, there are no pending or, to the knowledge of Viasoft, threatened proceedings, claims (other than routine claims for benefits), actions or suits of any nature (x) under or alleging violation of IRCA, WARN or any law respecting employment of foreign nationals, employment discrimination, equal opportunity, affirmative action, employee privacy, wrongful or unlawful termination or demotion, sexual and other harassment, workers' compensation, occupational safety and health requirements, labor/management relations (including any grievances or arbitration proceeding arising out of or under any collective bargaining agreements) and unemployment insurance, or matters involving any employee; (y) relating to alleged unlawful employment practices or unfair labor practices involving any employee (or the equivalent thereof under any law); or (z) relating to alleged breaches of any of Viasoft Employee Plans by Viasoft, any Affiliate, any officer or employee of such entities, or by any Fiduciary. To the knowledge of Viasoft, no facts or circumstances exists which could give rise to such actions, suits, arbitration, or claims, and Viasoft shall promptly notify in writing of any pending or threatened actions, suits, arbitration, or claims arising between the date hereof and the Effective Time. To Viasoft's knowledge, no employee of Viasoft has in any material respect violated any employment contract, confidentiality agreement, patent disclosure agreement or noncompetition agreement between such employee and any former employer of such employee due to such employee being employed by Viasoft or any of its Subsidiaries or disclosing to Viasoft or any of its Subsidiaries trade secrets or proprietary information of any such employer. No employee of Viasoft or any of its Subsidiaries has given notice to Viasoft or any of its Subsidiaries, nor is Viasoft otherwise aware, that any employee intends to terminate his or her employment with Viasoft or any of its Subsidiaries. Section 4.1(u) of the Viasoft Disclosure Letter sets forth a true and complete list of all material manuals, brochures or publications or similar documents (in print or electronic form) of Viasoft and each Subsidiary regarding office administration, personnel matters and hiring, evaluation, supervision, training, termination and promotion of employees of Viasoft or any Subsidiary, including but not limited to any affirmative action plan, if any.

              (v) GOVERNMENT CONTRACTS. All representations, certifications and disclosures made by Viasoft or any subsidiary to any Government Contract Party have been in all material respects current, complete and accurate at the times they were made. Except as set forth in Section 4.1(v) of the Viasoft Disclosure Letter, there have been no acts, omissions or noncompliance with regard to any applicable public contracting statute, regulation or contract requirement (whether express or incorporated by reference) relating to any contracts of Viasoft or any subsidiary with any Government Contract Party in either case that have led to or is reasonably likely to lead to, either before or after the Closing Date, (a) any material claim or dispute involving Viasoft or any subsidiary and/or Allen Systems or ASG Sub as successor in interest to Viasoft and any Government Contract Party or (b) any suspension, debarment or contract termination, or proceeding related thereto. There has been no act or omission that relates to the marketing, licensing or selling to any Government Contract Party of any of Viasoft technical data, computer software, products and services and that has led to or is reasonably likely to lead to, either before or after the Closing Date, any cloud on any of Viasoft's or its subsidiaries' rights in and to its technical data, computer software, products and services. There is currently no dispute between Viasoft or any of its subsidiaries and any Government Contract Party. For purposes of this Section, the term "Government Contract Party" means any independent or executive agency, division, subdivision, audit group or procuring office of the federal, state, county, local or municipal government, including any prime contractor of the federal government and any higher level subcontractor of a prime contractor of the federal government and including any employees or agents thereof, in each case acting in such capacity.

              (w) WARRANTIES, GUARANTEES AND INDEMNITIES. Except as disclosed in Section 4.1(w) of the Viasoft Disclosure Letter, neither Viasoft nor any of its Subsidiaries has provided to its customers rights to obtain refunds or made any other warranties, guarantees or indemnities with respect to the products or services it provides to such customers except where Viasoft's liability is limited to (i) amounts paid to Viasoft pursuant to the contract in which such right, warranty, guaranty or indemnity appears and lost profits and consequential damages are expressly excluded, and/or (ii) Viasoft's obligation to use reasonable efforts to remedy a deficiency under such contract without further charge to the customer.

              (x) CUSTOMER RELATIONSHIPS. Each of Viasoft and its Subsidiaries has good commercial working relationships with its customers and suppliers. None of Viasoft's top twenty-five customers (based on Viasoft's consolidated revenues for the four fiscal quarters ended March 31, 2000 (each, a "Material Customer")) has, from April 1, 2000 to the date of this Agreement, cancelled or otherwise terminated its relationship with Viasoft or any Subsidiary thereof, decreased or limited materially the amount of product or services ordered from Viasoft or any Subsidiary thereof, or threatened to take any such action other than in the ordinary course upon completion of customer projects.

              (y)    PRODUCT AND SERVICE QUALITY. Except as set forth in
Section 4.1(y) of the Viasoft Disclosure Letter, all products manufactured, sold, licensed, leased or delivered by Viasoft and its Subsidiaries and all services provided by Viasoft and its Subsidiaries, to customers on or prior to the Closing Date conform in all material respects to applicable contractual commitments, express and implied warranties, product specifications and quality standards and none of Viasoft or its Subsidiaries has any material liability (and to Viasoft's knowledge, there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Viasoft or its Subsidiaries giving rise to any material liability) for replacement or repair thereof or other damages in connection therewith. Except as set forth in Section 4.1(y) of the Viasoft Disclosure Letter, neither Viasoft nor its Subsidiaries has received a complaint from a Material Customer regarding Viasoft's or its Subsidiaries' services pursuant to which such Material Customer is withholding payment of any material amounts payable to Viasoft or such Subsidiary, or which is the subject of an ongoing dispute or correspondence between Viasoft and such customer.

              (z) DISCLOSURE. Nothing in the Viasoft Disclosure Letter will be deemed adequate to disclose an exception to a representation or warranty made herein unless the disclosure identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail; provided that a particular matter need only be disclosed once in such manner so long as it is cross-referenced wherever else reasonably applicable in the Viasoft Disclosure Letter in a manner sufficiently clear to identify to which representation or warranty an exception is being made.

              (aa) RELATED PARTY TRANSACTIONS. Except as set forth in Viasoft's Disclosure Letter, no director or officer of Viasoft or any of its Subsidiaries, and no member of their immediate families has any direct or indirect interest in (i) any material equipment or other property, real or personal, tangible or intangible, including without limitation, any item of intellectual property, used in connection with or pertaining to Viasoft or any of its Subsidiaries, or (ii) any creditor, supplier, customer, manufacturer, agent, representative, or distributor of products of Viasoft or any of its Subsidiaries; provided, however, that no such director or officer or other person shall be deemed to have such an interest solely by virtue of the ownership by such person, such person's immediate family or their respective Affiliates of less than two percent (2%) of the outstanding voting stock or debt securities of which are traded on a recognized stock exchange or quoted on the National Association of Securities Dealers Automated Quotation System.

              (bb) INSURANCE. Section 4.1(bb) of the Viasoft Disclosure Letter sets forth a true and complete list of all insurance policies carried by, or covering Viasoft and its Subsidiaries with respect to their businesses, assets and properties, together with, in respect of each such policy, the name of the insurer, the policy number, the type of policy, the amount of coverage and the deductible. True and complete copies of each such policy have previously been provided to Allen Systems. All such policies are in full force and effect, and no notice of cancellation has been received by Viasoft with respect to any such policy. All premiums due on such policies have been paid in a timely manner, and Viasoft and its Subsidiaries have complied in all material respects with the terms and provisions of such policies.

       4.2 REPRESENTATIONS AND WARRANTIES OF ALLEN SYSTEMS AND ASG SUB. Allen Systems and ASG Sub represent and warrant to Viasoft as follows:

              (a) ORGANIZATION, STANDING AND CORPORATE POWER. Each of Allen Systems and ASG Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Allen Systems and ASG Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate would not have a material adverse effect on Allen Systems.

              (b) AUTHORITY. Allen Systems and ASG Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Allen Systems and ASG Sub and the consummation by Allen Systems and ASG Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Allen Systems and ASG Sub. This Agreement has been duly executed and delivered by Allen Systems and ASG Sub and constitutes a valid and binding obligation of each such party, enforceable against each such party in accordance with its terms (except as enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general as from time to time in effect or
(ii) the exercise by courts of equity powers).

              (c) NO CONFLICT. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Allen Systems or ASG Sub under (i) the certificate of incorporation or bylaws of Allen Systems or the certificate of incorporation or bylaws of ASG Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Allen Systems or ASG Sub or their respective properties or assets or (iii) assuming all notices, filings, reports and other filings described in Section 4.2(d) have been properly given or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Allen Systems, ASG Sub or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a material adverse effect on Allen Systems and its Subsidiaries, taken as a whole, (y) materially impair the ability of Allen Systems or ASG Sub to perform their obligations under this Agreement or (z) prevent the consummation of any of the transactions contemplated by this Agreement.

              (d) REQUIRED FILINGS AND CONSENTS. No waiver, consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to Allen Systems or ASG Sub in connection with the execution and delivery of this Agreement or the consummation by Allen Systems or ASG Sub, as the case may be, of any of the transactions contemplated by this Agreement, except for (i) the filing of a pre-merger notification and report form under the HSR Act, (ii) the filing with the SEC and the National Association of Securities Dealers, Inc. of (A) the Offer Documents and (B) such reports under Sections 13(a), 13(d) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) filings as may be required by any applicable "blue sky" laws, (iv) the filing of the Certificate of Merger or an agreement of merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Viasoft is qualified to do business and (v) such other waivers, consents, approvals, orders, authorizations, registrations, declarations and filings as would not individually or in the aggregate (A) have a material adverse effect on Allen Systems and its Subsidiaries, taken as a whole, (B) impair the ability of Allen Systems and ASG Sub to perform their respective obligations under this Agreement or (C) prevent the consummation of any of the transactions contemplated by this Agreement.

              (e) INFORMATION SUPPLIED. None of the information supplied or to be supplied by Allen Systems or ASG Sub specifically for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9, the Information Statement or the Proxy Statement will, at the respective times such documents are filed with the SEC or first published, sent or given to Viasoft's shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Allen Systems or ASG Sub with respect to statements made or incorporated by reference therein based on information supplied by Viasoft specifically for inclusion or incorporation by reference therein.

              (f) BROKERS. Except for William Blair and Advest, the fees and costs of which Allen Systems will pay or cause to be paid, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Allen Systems or ASG Sub.

              (g)    FINANCING.

                     (i) At the expiration of the Offer and on and after the Effective Time, Allen Systems will cause ASG Sub to, and ASG Sub will, have available all the funds necessary to pay for the acquisition of all Shares that ASG Sub is obligated to pay for pursuant to the Offer and Merger and to timely perform the obligations of Allen Systems and ASG Sub under this Agreement.

                     (ii) Without limiting the foregoing, Allen Systems and ASG Sub have, on or prior to the date hereof, entered into a credit agreement (the "Credit Agreement") with LaSalle Bank N.A. ("LaSalle"), KeyBank National Association ("KeyBank"), and the financial institutions that are or may from time to time become parties thereto (together with their respective successors and assigns, the "Banks" and collectively with LaSalle and KeyBank, "Lenders"), pursuant to which Lenders have agreed, subject to the terms and conditions contained in the Credit Agreement and no other conditions, to provide financing in an amount sufficient to pay for a number of Shares equal to the Allen Systems Share Number in accordance with the Allen Systems Offer, together with the fees and expenses to be incurred by Allen Systems and ASG Sub in connection with the transactions contemplated by this Agreement and the Credit Agreement (the "Financing"). Allen Systems has furnished to Viasoft a true and complete copy of the Credit Agreement.

                     (iii) The Credit Agreement is in full force and effect and has not been withdrawn, amended or terminated in any manner. Allen Systems is not aware of any fact, circumstance or condition that is reasonably likely to result in any of the conditions set forth in the Credit Agreement not being satisfied.

                     (iv) The Financing together with the Viasoft Contribution Amount are sufficient to pay the aggregate consideration to the holder of Shares and the Options as contemplated by this Agreement and to make all other necessary payments of fees and expenses required to be paid by Allen Systems and ASG Sub in connection with the transactions contemplated by this Agreement.

              (h) LITIGATION. As of the date of this Agreement, there is no suit, action or proceeding pending or, to the knowledge of Allen Systems, threatened against Allen Systems or any of its Subsidiaries that individually or in the aggregate could reasonably be expected to (i) impair the ability of Allen Systems to perform its obligations under this Agreement, (ii) prevent the consummation of any of the transactions contemplated by this Agreement, or (iii) impair the ability of Allen Systems to timely consummate the Financing, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator pending, or to the knowledge of Allen Systems threatened, against Allen Systems or any of its Subsidiaries having, or which is reasonably likely to have, any effect referred to in the foregoing clauses (i) through (iii) above.

              (i) FINANCIAL STATEMENTS. The balance sheets as of March 31, 2000, December 31, 1999 and December 31, 1998, the statements of operations, the statements of changes in stockholder's equity and comprehensive income and the statements of cash flows for the years (or in the case of March 31, 2000, the quarter) then ended (the "Allen Systems Financial Statements") delivered to Viasoft have been prepared in accordance with GAAP, except as may be indicated in the notes thereto, and fairly present in all material respects the consolidated financial position of Allen Systems and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements to normal year and audit adjustments). Neither Allen Systems nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Allen Systems and its consolidated Subsidiaries or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Allen Systems and its Subsidiaries taken as a whole, except liabilities (i) provided for in the most recent consolidated balance sheet included in the Allen Systems Financial Statements or (ii) incurred since the date of such balance sheet in the ordinary course of business consistent with past practices.

                                    ARTICLE V
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

       5.1    CONDUCT OF BUSINESS.

              (a) CONDUCT OF BUSINESS BY VIASOFT. From the date of this Agreement until the Effective Time, Viasoft will, and will cause its Subsidiaries to, carry on its and their respective businesses in the ordinary course consistent with past practice and use all reasonable efforts to preserve intact their current business organizations, to preserve their relationships with distributors, licensors, contractors, customers, suppliers, lenders and others having business dealings with any of them (other than officers and employees) and to comply in all material respects with all applicable laws and regulations. Without limiting the generality of the foregoing, except as may be expressly permitted by other provisions of this Agreement, as set forth in
Section 5.1 of the Viasoft Disclosure Letter cross-referenced to a subsection of this Section 5.1, or as may be agreed to in writing by Allen Systems, Viasoft will not, and will not permit any of its Subsidiaries to:

                     (i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned Subsidiary of Viasoft to its parent, or in the case of less than wholly owned Subsidiaries, as required by agreements existing on the date of this Agreement, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of Viasoft or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                     (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of Viasoft Common Stock upon the exercise of Options (as defined in Section 6.4) outstanding on the date of this Agreement and in accordance with their present terms and pursuant to the ESPP); provided that, without the prior written consent of Allen Systems, in no event (other than such exercise of Options) will Viasoft issue any shares of its capital stock during the period commencing with the consummation of the Offer and ending at the Effective Time;

                     (iii) except as set forth in Section 5.1(a)(iii) of the Viasoft Disclosure Letter, amend its certificate of incorporation, bylaws or other comparable charter or organizational documents;

                     (iv) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (y) any assets that individually or in the aggregate are material to Viasoft and its Subsidiaries taken as a whole, except in the ordinary course of business consistent with past practice;

                     (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including Intellectual Property), except for sales, leases, licenses, or encumbrances of its properties or assets in the ordinary course of business consistent with past practice;

                     (vi) (x) incur any indebtedness for borrowed money or draw down on any credit facility or arrangement or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Viasoft or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (y) make any loans or advances to, or investments in, any other person, other than any Subsidiary of Viasoft;

                     (vii) make or agree to make any new capital expenditure or expenditures which individually is in excess of $50,000 or which in the aggregate are in excess of $250,000;

                     (viii) make any material tax election or change any method of accounting with respect to taxes, file any amended tax returns that may have a material adverse effect on Viasoft or any of its Subsidiaries, or settle or compromise any federal, state, local or foreign tax liability or refund;

                     (ix) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than as set forth in Section 5.1(a)(ix) of the Viasoft Disclosure Letter or the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of Viasoft included in the SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice in accordance with the terms of this Section 5.1;

                     (x) except as expressly contemplated hereby, waive, release or assign any rights or claims under any contract or agreement binding on Viasoft or any Subsidiary; or, except as expressly contemplated hereby or in the ordinary course of business consistent with past practice, enter into, modify, amend or terminate any contract or agreement binding on Viasoft or any Subsidiary; or, in any event, enter into any contract or agreement binding on Viasoft or any Subsidiary which would be required to be disclosed in Section 4.1(s) of the Viasoft Disclosure Letter;

                     (xi)   [omitted]

                     (xii) except as contemplated by this Agreement or as set forth in Section 5.1(a)(xii) of the Viasoft Disclosure Letter, adopt or amend in any material respect any employee benefit or employee stock purchase or employee option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its officers or employees other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures, waive any stock repurchase rights, accelerate, amend or change the period of exercisability of any Options (as defined in Section 6.4), or authorize cash payments in exchange for any Options, or otherwise alter or commit to any compensation, benefit or severance arrangement for or with any officer or employee of Viasoft or enter into any related or interested party transaction;

                     (xiii) except as set forth in Section 5.1(a)(xiii) of the Viasoft Disclosure Letter, grant or provide any severance or termination pay to any officer or employee except payments pursuant to written plans or agreements outstanding on the date hereof and described in the Viasoft Disclosure Letter;

                     (xiv) except as contemplated by this Agreement, pursue any merger, consolidation, restructuring, recapitalization of Viasoft or its Subsidiaries, or otherwise take any actions (including seeking or soliciting corporate approvals) directed towards seeking to liquidate or dissolve Viasoft or to take advantage of bankruptcy or other creditor protection laws or that would or are reasonably likely to render Viasoft insolvent or to cause Viasoft to become involved in bankruptcy proceedings, including soliciting creditor arrangements or moratoria (subject in each case to Viasoft's right to take action consistent with Sections 5.2 and 6.1);

                     (xv) except as described in Section 5.1(a)(xv) of the Viasoft Disclosure Letter, initiate any litigation or other proceeding or settle or compromise any pending suit, action, audit or claim relating to Viasoft or its Subsidiaries;

                     (xvi) take any action that would cause or constitute a material breach of any representation or warranty made by Viasoft in this Agreement;

                     (xvii) other than the Rights Plan disclosed in Section 4.1(o) of the Viasoft Disclosure Letter, enter into any Rights Arrangement, or take or permit any other action which could have the effect of causing the representation made in Section 4.1(o) to be untrue in any respect; or

                     (xviii) authorize any of, or commit or agree to take any of, the foregoing actions.

              (b) OTHER ACTIONS. Viasoft and Allen Systems will not, and will not permit any of their respective Subsidiaries to, knowingly and willfully take any deliberate action that would cause (i) any of the representations and warranties of such party set forth in this Agreement to become untrue in any material respect as of the date when made or (ii) any of the conditions to the Offer set forth in Annex 1 or Annex 2 or any of the conditions to the Merger set forth in this Agreement to not be satisfied (subject in each case to Viasoft's right to take action consistent with Sections 5.2 and 6.1).

       5.2 NO SOLICITATION. From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, neither Viasoft nor any Subsidiary, officer, director, or employee of, or any financial advisor, attorney, accountant, agent or other advisory or representative retained by, Viasoft, will directly or indirectly solicit, discuss, or engage in negotiations with, or provide any information to any person, other than Allen Systems, ASG Sub and their respective representatives, concerning any possible Takeover Proposal. Viasoft will promptly notify Allen Systems if any such inquiries or proposals are received by, or any such information is required from, or any such negotiations or discussions are sought to be initiated or continued with Viasoft. Notwithstanding the foregoing, nothing contained in this Agreement will prevent Viasoft's Board of Directors from furnishing information to or entering into discussions or negotiations with any unsolicited person or entity or taking any other action that Viasoft's Board of Directors reasonably concludes (after consultation with its outside legal counsel) may be required of it in order to exercise its fiduciary duties, as a Board of Directors, under applicable laws, as such fiduciary duties would exist in the absence of this Section 5.2. For purposes of this Agreement, "Takeover Proposal" means any offer or proposal relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (a) any acquisition or purchase from Viasoft by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 10% interest in the total outstanding voting securities of Viasoft or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 10% or more of the total outstanding voting securities of Viasoft or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving Viasoft pursuant to which the shareholders of Viasoft immediately preceding such transaction hold less than 90% of the equity interests in the surviving or resulting entity of such transaction; (b) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 10% of the assets of Viasoft; or (c) any liquidation or dissolution of Viasoft.

       5.3    MATTERS RELATING TO FINANCING.

              (a) Allen Systems shall cause to be satisfied on or before the Expiration Date, and to continue to be satisfied until payment has been made for all Shares to be purchased in the Offer and until the Merger Consideration has been paid in full, all requirements under the Credit Agreement and the Financing which are conditions to closing the transactions constituting the Financing and to drawing the cash proceeds thereunder. Notwithstanding the foregoing, Allen Systems' obligations under this Agreement are not contingent upon receipt by Allen Systems of any funds pursuant to the Credit Agreement, the Financing or otherwise.

              (b) In the event Allen Systems receives any written or oral communications to the effect that any Lender under the Credit Agreement is contemplating not providing the Financing or is terminating or canceling or modifying in any material respect the Credit Agreement, or that the Financing is unlikely to be obtained, Allen Systems shall immediately communicate such event to Viasoft and provide Viasoft with a true and complete copy of any such written communication.

       5.4 MATTERS RELATING TO VIASOFT GUARANTEE. At Allen Systems' written request, Viasoft shall fully and unconditionally guarantee (the "Guarantee") the Financing and shall secure such Guarantee by a first priority lien on and security interest in substantially all of the assets of Viasoft (including, to the extent not used to purchase Shares in the Viasoft Offer, the Cardinal Cash) (the "Financing Lien"), on terms reasonably required by the Lenders, such Guarantee and Financing Lien to be effective immediately upon the acceptance for payment of, and payment for, a number of Shares by ASG Sub pursuant to the Offer that satisfies the Minimum Tender Condition. In connection with the closing of the Financing, Viasoft shall execute and deliver a solvency certificate with respect to Viasoft in form reasonably requested by the Lenders.

       5.5 ADDITIONAL VIASOFT INFORMATION. Viasoft will provide to Allen Systems all information required by Schedule 13E-3 to be included in the Offer Documents and the Allen Systems Schedule TO with respect to Viasoft and its Affiliates and such information shall be true and correct in all material respects.

                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

       6.1    SHAREHOLDER APPROVAL; PREPARATION OF PROXY STATEMENT.

              (a) If Viasoft Shareholder Approval is required by law in order to effect the Merger, Viasoft will, as soon as practicable following the expiration of the Offer, duly call, give notice of, convene and hold a meeting of its shareholders (the "Shareholders Meeting") for the purpose of obtaining Viasoft Shareholder Approval. Subject to applicable law and the provisions of
Section 6.1(c): (i) Viasoft will, through its Board of Directors, recommend to its shareholders that Viasoft Shareholder Approval be given; (ii) the Proxy Statement will include a statement to the effect that Viasoft's Board of Directors recommends that Viasoft Shareholder Approval be given at the Shareholders Meeting; and (iii) neither Viasoft's Board of Directors nor any committee thereof will withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Allen Systems, the recommendation of Viasoft's Board of Directors that Viasoft Shareholder Approval be given at the Shareholders Meeting. Notwithstanding the foregoing, if in connection with the Offer, ASG Sub will acquire and will maintain ownership of at least 90% of the outstanding Shares sufficient to enable ASG Sub to effect the Short-Form Merger, the parties will, at the request of Allen Systems, take all necessary and appropriate action to cause the Short-Form Merger to become effective as soon as practicable after the expiration of the Offer without a Shareholders Meeting in accordance with Section 253 of the DGCL. Without limiting the generality of the foregoing, Viasoft agrees that its obligations pursuant to the first sentence of this Section 6.1(a) will not be affected by
(i) the commencement, public proposal, public disclosure or communication to Viasoft of any Takeover Proposal (including a superior proposal) or (ii) the withdrawal or modification by Viasoft's Board of Directors of its approval or recommendation of the Offer, this Agreement, the Merger or Viasoft Shareholder Approval.

              (b) If Viasoft Shareholder Approval is required by law in order to effect the Merger, Viasoft will, as soon as practicable following the expiration of the Offer, prepare and file a preliminary Proxy Statement with the SEC and will use its best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to Viasoft's shareholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. Viasoft will notify Allen Systems promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Allen Systems with copies of all correspondence between Viasoft or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Shareholders Meeting there will occur any event that Viasoft determines, on advice of its outside counsel, should be set forth in an amendment or supplement to the Proxy Statement, Viasoft will promptly prepare and mail to its shareholders such an amendment or supplement. Except as required by law, Viasoft will not mail any Proxy Statement, or any amendment or supplement thereto, to which Allen Systems reasonably objects.

              (c) Nothing in this Agreement will prevent Viasoft's Board of Directors from withholding, withdrawing, amending or modifying its recommendation in favor of the Offer, this Agreement, the Merger or Viasoft Shareholder Approval if (i)(A) a superior proposal is made to Viasoft and is not withdrawn, (B) Viasoft provides written notice to Allen Systems (a "Notice of Superior Proposal") advising Allen Systems that Viasoft has received a superior proposal, specifying all of the material terms and conditions of such superior proposal and identifying the person or entity making such superior proposal, (C) Allen Systems will not have, within three business days of Allen Systems' receipt of the Notice of Superior Proposal, made an offer that Viasoft's Board by a majority vote determines in its good faith judgment, after consultation with its financial adviser, to be at least as favorable to Viasoft's shareholders as such superior proposal (it being agreed that Viasoft's Board of Directors will convene a meeting to consider any such offer by Allen Systems promptly following the receipt thereof), (D) Viasoft's Board of Directors concludes in good faith, after consultation with qualified outside counsel, that, in light of such superior proposal, the withholding, withdrawal, amendment or modification of such recommendation is required in order for Viasoft's Board of Directors to comply with its fiduciary obligations to Viasoft's shareholders under applicable law and (E) Viasoft will not have violated any of the restrictions set forth in Section 5.2 or this Section 6.1; or (ii) as otherwise required by applicable law. Viasoft will provide Allen Systems with at least three business days prior notice (or such lesser prior notice as provided to the members of Viasoft's Board of Directors but in no event less than twenty-four hours) of any meeting of Viasoft's Board of Directors at which Viasoft's Board of Directors is reasonably expected to consider any Takeover Proposal to determine whether such Takeover Proposal is a superior proposal. For purposes of this Agreement, "superior proposal" will mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger, consolidation, business combination, sale of assets or similar transaction involving Viasoft pursuant to which the Shares outstanding immediately preceding such transaction will represent less than 50% of the equity interest in the surviving or resulting entity of such transaction or (ii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or a two step transaction involving a tender offer followed with reasonable promptness by a merger involving Viasoft), directly or indirectly, of ownership of 100% of the then-outstanding shares of capital stock of Viasoft, on terms and conditions that Viasoft's Board of Directors determines, in its reasonable judgment, after consultation with its financial adviser, to be more favorable to Viasoft shareholders than the terms of the Merger; provided, however, that any such offer will not be deemed to be a "superior proposal" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the reasonable judgment of Viasoft's Board of Directors (after consultation with its financial adviser) to be obtained by such third party on a timely basis.

              (d) Nothing contained in this Agreement will prohibit Viasoft or its Board of Directors from taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

              (e) Allen Systems agrees to cause all shares of Viasoft Common Stock purchased pursuant to the Offer and all other shares of Viasoft Common Stock owned by ASG Sub or any other Subsidiary of Allen Systems to be voted in favor of Viasoft Shareholder Approval.

       6.2 ACCESS TO INFORMATION; CONFIDENTIALITY. Viasoft will, and will cause each of its Subsidiaries to, afford to Allen Systems, and to Allen Systems' officers, employees, accountants, counsel, financial advisers and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, Viasoft will, and will cause each of its Subsidiaries to, furnish or make available promptly to Allen Systems (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as Allen Systems may reasonably request. Any disclosure that may be required by law, regulation or rule will be coordinated by and between the parties and their advisors prior to such disclosure. Except as required by law or the rules and regulations of the NASDAQ National Market, Allen Systems will hold, and will cause its officers, employees, accountants, counsel, financial advisers and other representatives and affiliates to hold, in confidence any confidential information in accordance with the Confidentiality Agreement dated March 2, 2000, between Allen Systems and Viasoft (the "Confidentiality Agreement").

       6.3    REASONABLE EFFORTS; NOTIFICATION.

              (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to use its reasonable efforts to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by this Agreement, including (i) obtaining all necessary actions or non actions, waivers, consents and approvals from Governmental Entities and making all necessary registrations and filings (including filings with Governmental Entities, if any) and taking all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtaining all necessary consents, approvals or waivers from third parties, including but not limited to those set forth in Section 4.1(d) of the Viasoft Disclosure Letter, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement; provided, however, that Viasoft's Board of Directors shall not be required to take any action otherwise required by this sentence that it has determined in good faith, based on the advice of outside counsel, would be reasonably likely to constitute a breach of its fiduciary duties to Viasoft's stockholders under applicable law. In connection with and without limiting the foregoing, Viasoft and its Board of Directors will (A) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger, this Agreement or any of the other transactions contemplated by this Agreement and (B) if any state takeover statute or similar statute or regulation becomes applicable to the Offer, the Merger, this Agreement, or any other transaction contemplated by this Agreement, take all action necessary to ensure that the Offer, the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other transactions contemplated by this Agreement.

              (b) Viasoft will give prompt notice to Allen Systems, and Allen Systems will give prompt notice to Viasoft, of: (i) the breach of any material representation or warranty made by it contained in this Agreement or
(ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification will affect the representations, warranties, covenants, or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

       6.4    STOCK PLANS.

              (a) OPTIONS OUTSTANDING. Viasoft currently maintains the Viasoft Option Plans, which provide for the granting of options to purchase and awards of Viasoft Common Stock, and the ESPP, which permits employees to purchase Viasoft Common Stock. On and after the date of this Agreement, Viasoft shall take all actions necessary to amend each Viasoft Option Plan and the ESPP to provide that, except as set forth in Section 6.4(a) of the Viasoft Disclosure Letter, no further options, awards or rights to receive equity shall be granted or offered under any Viasoft Option Plan or the ESPP after the date hereof. Except as set forth in Section 6.4(a) of the Viasoft Disclosure Letter, Viasoft agrees to take all actions necessary to cause the ESPP to terminate on or before the Effective Time, and all participant contributions and deferral amounts credited on behalf of the participants under the ESPP Plan at the time of such termination shall be paid to them in cash by Viasoft as soon as administratively practicable thereafter.

              (b) CONVERSION OF OPTIONS. On or before the Effective Time, Viasoft will cause each then outstanding and unexercised option to purchase shares of Viasoft Common Stock granted under any of the Viasoft Option Plans (the "Options"), whether or not then exercisable or vested, to be converted into an obligation of Viasoft to pay, and a right of the holder thereof to receive in full satisfaction of such

Option, cash in an amount in respect thereof equal to the product of (i) the excess, if any, of the per share Offer Price over the exercise price thereof and
(ii) the number of shares of Viasoft Common Stock subject to such Option, less any income or employment tax withholding required under the Revenue Code or any provision of foreign, state or local law.

       6.5    POST MERGER EMPLOYMENT BENEFITS.

              (a) Employees of Viasoft who become employed by Allen Systems or any Subsidiary thereof after the Effective Time will become eligible to participate in the same standard employee benefit plans as are generally available to similarly situated employees of Allen Systems, and such employees will receive credit for all service with Viasoft for purposes of any "employee benefit plan" as such term is defined in Section 3(3) of ERISA. Upon the request of Allen Systems, to the extent permitted by applicable law, any Viasoft Employee Plans will be terminated immediately prior to the Effective Time.

              (b) As soon as practicable after the Effective Time, Viasoft shall provide Allen Systems with a list of all individuals who were participants or received benefits from any Viasoft Employee Plan, together with a list of each such participant's credited service with respect to each plan (if applicable) and each participant's benefits in such Plan. Viasoft shall, as soon as practicable after the Effective Time, provide Allen Systems with such additional information in Viasoft's possession as may be reasonably requested by Allen Systems, and necessary for Allen Systems to administer any Viasoft Employee Plan that it has assumed.

       6.6    INDEMNIFICATION, EXCULPATION AND INSURANCE.

              (a) From and after the Effective Time, Allen Systems will fulfill and honor and will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Viasoft pursuant to any indemnification agreements (including those set forth in Viasoft's certificate of incorporation and bylaws) between Viasoft and any of its Subsidiaries and their respective directors and officers (each, an "Indemnified Party") existing prior to the date hereof; provided that Allen Systems and the Surviving Corporation will have no obligation to indemnify an Indemnified Party thereunder in respect of claims, liabilities or damages arising out of a breach of a representation or covenant made by Viasoft in this Agreement knowingly and willfully caused by such Indemnified Party. From and after the Effective Time, such obligations will be the joint and several obligations of Allen Systems and the Surviving Corporation and, by executing this Agreement, Allen Systems hereby assumes such obligations. Allen Systems will cause to be maintained for a period of not less than six years after the Effective Time Viasoft's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") for all persons who are directors and officers of Viasoft on, or within one year prior to, the date of this Agreement. If the existing D&O Insurance cannot be maintained, expires or is terminated or cancelled during such six-year period, Allen Systems will use all reasonable efforts to cause to be obtained such equivalent D&O Insurance as can be obtained for the remainder of such period. The certificate of incorporation and bylaws of the Surviving Corporation will contain the same provisions with respect to indemnification and elimination of liability for monetary damages as are set forth in the certificate of incorporation and bylaws of Viasoft, which provisions will not be amended, repealed or otherwise modified from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, as of the date hereof, within one year prior to the date hereof, or any time after the date hereof and prior to the Effective Time, were directors, officers, employees or agents of Viasoft or its Subsidiaries, unless such modification is required by law and Allen Systems will take all necessary action to cause such provisions to be continuously applicable to all such persons after the Effective Time.

              (b) This Section 6.6 will survive any termination of this Agreement and the consummation of the Merger at the Effective Time and will be binding on all successors and assigns of Allen Systems or the Surviving Corporation. In the event that Allen Systems or the Surviving Corporation or any of their successors or assigns consolidates with or merges into any other person and will not be the continuing or surviving corporations or entities of such consolidation or merger, then and in each such case, proper provisions will be made so that the successors and assigns of Allen Systems or the Surviving Corporation will assume the obligations of Allen Systems or the Surviving Corporation, as the case may be, set forth in this Section 6.6.

       6.7 DIRECTORS. Promptly upon the acceptance for payment of, and payment for, a number of Shares by ASG Sub and Viasoft pursuant to the Offer that satisfies the Minimum Tender Condition, ASG Sub will be entitled to designate for appointment or election to Viasoft's Board of Directors, upon written notice to Viasoft, such number of persons so that the designees of ASG Sub constitute the same percentage (but in no event less than a majority) of Viasoft's Board of Directors (rounded up to the next whole number) as the percentage of Shares acquired in connection with the Offer. Viasoft will, upon ASG Sub's request, promptly increase the size of the Board of Directors and/or secure the resignations of such number of directors as is necessary to enable Allen Systems' designees to be elected or appointed to the Board of Directors and will cause ASG Sub's designees to be so elected or appointed. Subject to applicable law, Viasoft will take all action requested by Allen Systems necessary to effect any such election, including mailing to its shareholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and Viasoft agrees to make such mailing with the mailing of the Schedule 14D-9 (provided that ASG Sub will have provided to Viasoft on a timely basis all information required to be included in the Information Statement with respect to ASG Sub's designees).

Following the election or appointment of ASG Sub's designees pursuant to this
Section 6.7, and prior to the Effective Time, (i) any amendment or termination of this Agreement, extension for the performance or waiver of the obligations or other acts of Allen Systems or ASG Sub or exercise or waiver of Viasoft's rights or remedies hereunder, will require the concurrence of a majority of Viasoft's directors (including, if Allen Systems so elects, a majority of Viasoft's non-employee directors) (or the concurrence of the sole remaining director, if there is only one remaining) then in office who are directors of Viasoft on the date hereof, or are directors (other than directors designated by ASG Sub in accordance with this Section 6.7) designated by such persons or person to fill any vacancy (the "Continuing Directors"), and (ii) no act or omission of Viasoft authorized, directed or permitted by Viasoft's Board of Directors without the concurrence of a majority of the Continuing Directors (or the sole remaining Continuing Director, if there is only one remaining) shall constitute a violation or breach of any of Viasoft's representations, warranties, obligations or covenants contained in this Agreement or otherwise form a basis for Allen Systems to terminate this Agreement or to assert that any covenant or obligation has not been performed or that any condition to the Closing has not been satisfied.

       6.8 FEES AND EXPENSES. All fees and expenses incurred in connection with the Offer, the Merger, this Agreement and the transactions contemplated by this Agreement will be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated; provided, however, that
(i) Viasoft agrees to promptly assume and pay, or reimburse Allen Systems for, all reasonable legal, accounting and investment banking fees payable and expenses incurred by Allen Systems in connection with this Agreement and the transactions contemplated hereby, up to a maximum of $200,000, following termination of this Agreement pursuant to Sections 8.1(c), 8.1(d) or 8.1(f) hereof, and (ii) Allen Systems agrees to promptly assume and pay, or reimburse Viasoft for, all reasonable legal, accounting and investment banking fees payable and expenses incurred by Viasoft in connection with this Agreement and the transactions contemplated hereby, up to a maximum of $200,000, following termination of this Agreement pursuant to Section 8.1(e) hereof.

       6.9 PUBLIC ANNOUNCEMENTS. Allen Systems and ASG Sub, on the one hand, and Viasoft, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Offer and the Merger, and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with the NASDAQ National Market. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be in the form heretofore agreed to by the parties, and the parties agree to cooperate to file such press release with the SEC promptly upon issuance in accordance with applicable law.

       6.10 SHAREHOLDER LITIGATION. Viasoft will give Allen Systems the opportunity to participate in the defense or settlement of any shareholder litigation against Viasoft and its directors and officers relating to any of the transactions contemplated by this Agreement until the purchase of Viasoft Common Stock pursuant to the Offer or the prior termination of this Agreement in accordance with its terms, and thereafter, to the extent permitted under applicable law (taking into account the fiduciary duties of Viasoft's Board of Directors) or any applicable insurance policies, Viasoft will give Allen Systems the opportunity to direct the defense of such litigation and, if Allen Systems so chooses to direct such litigation, Allen Systems will give Viasoft and its directors and officers an opportunity to participate in such litigation; provided, however, that no settlement thereof will be agreed to without Allen Systems and Viasoft consent, which consent will not be unreasonably withheld, and provided further that no settlement requiring a payment by an officer, director or other representative will be agreed to without such person's consent.

                                   ARTICLE VII
                              CONDITIONS PRECEDENT

       7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

              (a) VIASOFT SHAREHOLDER APPROVAL. If required by applicable law, Viasoft Shareholder Approval will have been obtained.

              (b) HSR ACT. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby will have been obtained.

              (c) NO INJUNCTIONS OR RESTRAINTS. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order or ruling issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition will be in effect which would (i) make the Merger or the acquisition or holding by Allen Systems or its affiliates of Viasoft Common Stock or Common Stock of the Surviving Corporation illegal or otherwise prevent the consummation of the Merger, (ii) prohibit Allen Systems or ASG Sub's ownership or operation of Viasoft, or (iii) compel Allen Systems or Viasoft to dispose of or hold separate, all or a material portion of the business or assets of Allen Systems and its Subsidiaries taken as a whole, or Viasoft and its Subsidiaries taken as a whole, or (iv) impose material limitations on the ability of Allen Systems or ASG Sub or their respective Affiliates effectively to exercise full ownership and financial benefits of the Surviving Corporation, or impose any condition to the Merger which would be material and adverse to Allen Systems or Viasoft's shareholders.

       7.2 CONDITIONS TO ALLEN SYSTEMS AND ASG SUB'S OBLIGATION TO EFFECT THE MERGER. The obligations of Allen Systems and ASG Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

              (a) the representations and warranties of Viasoft set forth in this Agreement will be true and correct in all material respects on the Closing Date as if made on and as of the Closing Date, and Allen Systems will have received a certificate with respect to the foregoing signed by a duly authorized officer of Viasoft; provided, that the failure of any such representations or warranties of Viasoft to be true and correct as of the date of this Agreement or as of the Closing Date shall not excuse Allen Systems and ASG Sub from their respective obligations to effect the Merger, unless as a result of such failure, on the Closing Date, (i) the Viasoft Cash shall be less than an amount equal to $83,000,000, minus the aggregate amount expended by Viasoft to purchase Shares pursuant to the Viasoft Offer, or (ii) the Claims Reserve shall be greater than $5,000,000.

              (b) Viasoft will have performed in all material respects each of its covenants and obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms hereof, and Allen Systems will have received a certificate with respect to the foregoing signed by a duly authorized officer of Viasoft; provided that the failure by Viasoft to perform any covenant or obligation set forth in Section 5.1 of this Agreement, shall not excuse Allen Systems and ASG Sub from their respective obligations to effect the Merger, unless as a result of such failure, on the Closing Date, (i) the Viasoft Cash shall be less than an amount equal to $83,000,000, minus the aggregate amount expended by Viasoft to purchase Shares pursuant to the Viasoft Offer, or (ii) the Claims Reserve shall be greater than $5,000,000.

              (c) there will not have occurred any Material Adverse Change in Viasoft or any event that is reasonably likely to result in a Material Adverse Effect on Viasoft; provided that no change or event shall excuse Allen Systems and ASG Sub from their respective obligations to effect the Merger, unless as a result of such change or event, on the Closing Date, (i) the Viasoft Cash shall be less than an amount equal to $83,000,000, minus the aggregate amount expended by Viasoft to purchase Shares pursuant to the Viasoft Offer, or
(ii) the Claims Reserve shall be greater than $5,000,000.

              (d) there will not be pending or overtly threatened any suit, action or proceeding brought by or on behalf of any Governmental Entity (nor will the staff of the Federal Trade Commission or the staff of the Antitrust Division of the Department of Justice have recommended the commencement of such), or any suit, action or proceeding (other than Excluded Litigation) brought by or on behalf of any shareholder of Viasoft or any other person or party (but only if such suit, action or proceeding is reasonably deemed by Allen Systems to have a reasonable likelihood of success) directly or indirectly (i) challenging the acquisition by Allen Systems or ASG Sub of any shares of Viasoft Common Stock, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement, or alleging that any such acquisition or other transaction relates to, involves or constitutes a breach of fiduciary duty by Viasoft's directors or a violation of federal securities law or applicable corporate law, (ii) seeking to prohibit or limit the ownership or operation by Viasoft, Allen Systems or any of their respective Subsidiaries of a material portion of the business or assets of Viasoft and its Subsidiaries, taken as a whole, or Allen Systems and its Subsidiaries, taken as a whole, or to compel Viasoft or Allen Systems to dispose of or hold separate any material portion of the business or assets of Viasoft and its Subsidiaries, taken as a whole, or Allen Systems and its Subsidiaries, taken as a whole, as a result of the Offer or any of the other transactions contemplated by this Agreement, (iii) seeking to impose material limitations on the ability of Allen Systems or ASG Sub to acquire or hold, or exercise full rights of ownership of, any shares of Viasoft Common Stock accepted for payment pursuant to the Offer including without limitation the right to vote Viasoft Common Stock accepted for payment by it on all matters properly presented to the shareholders of Viasoft, (iv) seeking to prohibit Allen Systems or any of its Subsidiaries from effectively managing or controlling in any material respect the business or operations of Viasoft and its Subsidiaries taken as a whole, or (v) seeking to impose a condition to the Merger which would be material and adverse to Allen Systems;

              (e) all third party consents, the failure of which to obtain would have a Material Adverse Effect on Viasoft, will have been obtained; provided, that the failure to obtain any such consent shall not excuse Allen Systems and ASG Sub from their respective obligations to effect the Merger, unless as a result of such failure, on the Closing Date, (i) the Viasoft Cash shall be less than an amount equal to $83,000,000, minus the aggregate amount expended by Viasoft to purchase Shares pursuant to the Viasoft Offer, or (ii) the Claims Reserve shall be greater than $5,000,000; and

              (f) the Viasoft Cash shall not be less than $83,000,000 minus the aggregate amount expended by Viasoft to purchase Shares pursuant to the Viasoft Offer.

       7.3 CONDITIONS TO VIASOFT'S OBLIGATION TO EFFECT THE MERGER. The obligation of Viasoft to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

              (a) the representations and warranties of Allen Systems set forth in this Agreement will be true and correct in all material respects on the Closing Date as if made on and as of the Closing Date, and Viasoft will have received a certificate with respect to the foregoing signed by duly authorized officers of Allen Systems and ASG Sub; and

              (b) Allen Systems and ASG Sub will have performed in all material respects each of its covenants and obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms hereof, and Viasoft will have received a certificate with respect to the foregoing signed by duly authorized officers of Allen Systems and ASG Sub.

       7.4 CONDITIONS TO THE SHORT-FORM MERGER. Notwithstanding the foregoing provisions of this Article VII, the only conditions to Allen Systems' and ASG Sub's obligation to effect the Short-Form Merger, if the Short-Form Merger may be effected pursuant to applicable law, will be the conditions set forth in
Section 7.1(b) and (c).

                                  ARTICLE VIII
                        TERMINATION, AMENDMENT AND WAIVER

       8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the shareholders of Viasoft:

              (a) BY MUTUAL WRITTEN CONSENT duly authorized by the Boards of Directors of Allen Systems and Viasoft;

              (b)    BY EITHER ALLEN SYSTEMS OR VIASOFT,

                     (i) if the Merger has not been consummated on or prior to September 15, 2000; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) will not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

                     (ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree or ruling or other action becomes final and nonappealable; or

                     (iii) if any required approval of Viasoft's shareholders contemplated by this Agreement has not been obtained by reason of the failure to obtain the required vote at the Shareholders Meeting duly convened therefor and at any adjournment thereof; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(iii) will not be available to Viasoft where the failure to obtain Viasoft Shareholder Approval was caused by (x) the action or failure to act of Viasoft or (y) a breach of the Shareholder Tender and Voting Agreement by any party thereto other than Allen Systems or ASG Sub;

              (c) BY ALLEN SYSTEMS, if (i) Viasoft's Board of Directors or any committee thereof fails to recommend the Offer, the Merger, this Agreement, or Viasoft Shareholder Approval, including any failure to include such recommendation in the Schedule 14D-9 or the Proxy Statement, or has so resolved;
(ii) Viasoft's Board of Directors or any committee thereof withdraws or modifies (including by amendment of the Schedule 14D-9 or Proxy Statement) in a manner adverse to Allen Systems or ASG Sub its approval or recommendation of the Offer, the Merger, this Agreement, or Viasoft Shareholder Approval, approves or recommends any Takeover Proposal (including a superior proposal), or resolves to do any of the foregoing; (iii) Viasoft enters into any letter of intent or similar document, agreement or commitment with respect to any Takeover Proposal (including a superior proposal) or Viasoft's Board of Directors or any committee thereof resolves to do so; (iv) Viasoft's Board of Directors or any committee thereof upon a request to reaffirm Viasoft's approval or recommendation of the Offer, the Merger or this Agreement, fails to do so within two business days after such request is made or has so resolved; or (v) a tender or exchange offer relating to securities of Viasoft is commenced by a person unaffiliated with Allen Systems, and Viasoft does not send to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within 10 business days after such tender or exchange offer is first published sent or given, a statement disclosing that Viasoft recommends rejection of such tender or exchange offer;

              (d) BY ALLEN SYSTEMS, if (i) any of the representations and warranties of Viasoft set forth in this Agreement fail to be true and correct in any material respect as of the date of the Agreement or cease to be true and correct in any material respect at any time thereafter, or (ii) Viasoft breaches or fails to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of Viasoft to be performed or complied with by it; provided that if any such breach or failure in the case of clauses (i) or (ii) (other than a breach of Sections 5.2 or 6.1 or any other breach that has caused irreparable harm) is curable by Viasoft through the exercise of its reasonable efforts, then Allen Systems may not terminate this Agreement under this subsection (d) until ten business days after written notice thereof has been given to Viasoft by Allen Systems and unless at such time the matter has not been cured; and further provided, that no breach or failure in the case of clauses (i) or (ii) shall be grounds for Allen Systems to terminate this Agreement unless as a result of such failure, on the proposed date of termination, (i) the Viasoft Cash shall be less than an amount equal to $83,000,000, minus the aggregate amount expended by Viasoft to purchase Shares pursuant to the Viasoft Offer, or (ii) the Claims Reserve shall be greater than $5,000,000.

              (e) BY VIASOFT, if (i) any of the representations and warranties of Allen Systems or ASG Sub set forth in this Agreement fail to be true and correct in any material respect as of the date of the Agreement or cease to be true and correct in any material respect at any time thereafter, or
(ii) if Allen Systems or ASG Sub breaches or fails to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of Allen Systems or ASG Sub to be performed or complied with by either of them; provided that if any such breach or failure (other than a breach that has caused irreparable harm) is curable by Allen Systems or ASG Sub through the exercise of their reasonable efforts, then Viasoft may not terminate this Agreement under this subsection (e) until ten business days after written notice thereof has been given to Allen Systems and ASG Sub by Viasoft and unless at such time the matter has not been cured.

              (f) BY VIASOFT, if the Board of Directors of Viasoft will have withheld, withdrawn, modified or amended its recommendation in favor of this Agreement, the Offer, the Merger or Viasoft Shareholder Approval as permitted pursuant to Section 6.1(c) and will have authorized Viasoft to enter into an agreement with a third party with respect to a superior proposal;

              (g) BY VIASOFT, if (i) Allen Systems, ASG Sub or any of their affiliates will have failed to commence the Allen Systems Offer on or prior to five (5) business days following the date of the initial public announcement of the Offer or will have terminated the Allen Systems Offer, or (ii) the Offer expires without Allen Systems, ASG Sub or their Affiliates, as the case may be, purchasing Shares pursuant thereto; provided that in each case Viasoft may not terminate this Agreement pursuant to this Section 8.1(g) if Viasoft is then in material breach of this Agreement;

              (h) BY ALLEN SYSTEMS, if Viasoft or any of its affiliates will have failed to commence the Viasoft Offer on or prior to five (5) business days following the date of the initial public announcement of the Offer; provided that Allen Systems may not terminate this Agreement pursuant to this Section 8.1(h) if Allen Systems is then in material breach of this Agreement; or

              (i) BY ALLEN SYSTEMS, if either on the Expiration Date or at the Effective Time, the Viasoft Cash shall be less than $83,000,000 minus the aggregate amount expended by Viasoft to purchase Shares pursuant to the Viasoft Offer.

       8.2    EFFECT OF TERMINATION.

              (a) If this Agreement is terminated by either Viasoft or Allen Systems as provided in Section 8.1, this Agreement will forthwith become void and have no effect, without any liability or obligation on the part of Allen Systems, ASG Sub or Viasoft, other than the provisions of the last sentence of
Section 6.2, Section 6.8, this Section 8.2 and Article IX; provided, however,
(i) that, except as provided in Section 8.2(b), to the extent that such termination results from the breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, such breaching party may be held liable for damages for such breach; and (ii) that (A) if this Agreement is terminated by Allen Systems pursuant to Section 8.1(c) or by Viasoft pursuant to Section 8.1(f), Viasoft will pay or cause to be paid a fee equal to $8,000,000 in immediately available funds within two business days of such termination, (B) if this Agreement is terminated by Allen Systems pursuant to Sections 8.1(b)(i) or 8.1(d), or by Allen Systems or Viasoft pursuant to
Section 8.1(b)(iii), and, prior to such termination under any of such Sections listed in this clause (B), a third party has publicly announced a Takeover Proposal, the consummation of which would constitute an Acquisition Event, and within 12 months following the termination of this Agreement, an Acquisition Event is consummated or Viasoft enters into a definitive agreement providing for an Acquisition Event, Viasoft will pay or cause to be paid to Allen Systems a fee equal to $8,000,000 in immediately available funds within two business days after the consummation of such Acquisition Event or the entry by Viasoft into such definitive agreement; provided, that if such Acquisition Event provides for a consideration per Share less than the Offer Price but greater than the closing price per Share on the NASDAQ National Market on the trading day immediately prior to the public announcement of the execution of this Agreement (the "Pre-Offer Price"), the fee payable by Viasoft pursuant to this clause (y) will be $2,000,000, and if such Acquisition Event provides for a consideration per Share less than or equal to the Pre-Offer Price, no fee will be payable by Viasoft pursuant to this clause (B), and (C) if this Agreement is terminated by Viasoft pursuant to Section 8.1(e) due to the failure of Allen Systems' and ASG Sub's representations and warranties in Section 4.2(g) to be true and correct or the failure of Allen Systems or ASG Sub to perform their obligations pursuant to
Section 1.1(f), Section 3.2(b) or Section 5.3, Allen Systems will pay or cause to be paid to Viasoft a fee equal to 3,000,000 in immediately available funds within five business days of such termination.

              (b) No termination of this Agreement will affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations will survive in accordance with their terms. For the purposes of this Agreement, "Acquisition Event" means any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Viasoft pursuant to which the shareholders of Viasoft immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by Viasoft of assets representing in excess of 50% of the aggregate fair market value of Viasoft's business immediately prior to such sale or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Viasoft), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Viasoft. Payment of the amounts described in this Section 8.2 will not be in lieu of damages incurred in the event of breach of this Agreement; provided, that Viasoft shall not be liable to Allen Systems or ASG Sub for any failure by Viasoft to purchase any Shares pursuant to the Viasoft Offer, if the Viasoft Cash shall be insufficient to make such purchase.

       8.3 AMENDMENT. This Agreement may be amended by the parties at any time before or after obtaining Viasoft Shareholder Approval, if Viasoft Shareholder Approval is required by law; provided, however, that after any required Viasoft Shareholder Approval, there will not be made any amendment that by law requires further approval by such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

       8.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of those rights.

       8.5 PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. A termination of this Agreement pursuant to Section 8.1, an amendment of this Agreement pursuant to Section 8.3 or an extension or waiver pursuant to Section
8.4 will, in order to be effective, require in the case of Allen Systems, ASG Sub or Viasoft, action by its Board of Directors or the duly authorized designee of its Board of Directors; provided, however, that in the event that ASG Sub's designees are appointed or elected to the Board of Directors of Viasoft as provided in Section 6.7, after the acceptance for payment of shares of Viasoft Common Stock pursuant to the Offer and prior to the Effective Time, the affirmative vote of the Continuing Directors will be required by Viasoft to (i) amend or terminate this Agreement by Viasoft, (ii) exercise or waive any of Viasoft's rights or remedies under this Agreement or (iii) extend the time for performance of or waive Allen Systems' and ASG Sub's respective obligations under this Agreement.

                                   ARTICLE IX
                               GENERAL PROVISIONS

       9.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time. This Section 9.1 will not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

       9.2 NOTICES. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

              (a)    if to Allen Systems or ASG Sub, to

                         Allen Systems Group, Inc.
                         1333 Third Avenue South
                         Naples, FL 34102
                         Attention: Arthur L. Allen, CEO and President
                         Facsimile:  (941) 263-7443

                     with copies to:

                         Allen Systems Group, Inc.
                         1333 Third Avenue South
                         Naples, FL 34102
                         Attention: Kristine K. Rieger, Esq., General Counsel
                         Facsimile:  (941) 263-0043

                     and

                         Steptoe & Johnson, LLP
                         1330 Connecticut Avenue, NW
                         Washington, DC 20036
                         Attention: Robert E. McLaughlin, Esq.
                         Facsimile: (202) 429-3902

              (b)    if to Viasoft, to

                         Viasoft, Inc.
                         4343 E. Camelback Road
                         Phoenix, AZ 85018
                         Attention: Steve Whiteman, President
                         Facsimile:  (602) 840-9058

                     with a copy to:

                         Viasoft, Inc.
                         4343 E. Camelback Road
                         Phoenix, AZ 85018
                         Attention: Cathy Hardwick, Esq., General Counsel
                         Facsimile: (602) 667-4233

                   and

                         Osborn Maledon
                         The Phoenix Plaza
                         2929 N. Central Avenue
                         Twenty-First Floor
                         Phoenix, AZ 85012-2794
                         Attention: William Hardin, Esq.
                         Facsimile: (602) 640-6068

       9.3    DEFINITIONS.  For purposes of this Agreement:

              "ACQUISITION EVENT" is defined in Section 8.2(c) of this Agreement.

              "AFFILIATE" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

              "AGREEMENT" means this Agreement and Plan of Merger and all Annexes, Exhibits and Amendments hereto.

              "ALLEN SYSTEMS" is defined in the introductory paragraph of this Agreement.

              "ALLEN SYSTEMS SCHEDULE TO" is defined in Section 1.1(e) of this Agreement.

              "ALLEN SYSTEMS SHARE NUMBER" is defined in Section 1.1 (b) of this Agreement.

              "ASG SUB" is defined in the introductory paragraph of this Agreement.

              "CERTIFICATES" is defined in Section 3.2(c) of this Agreement.

              "CLAIMS RESERVE" means the aggregate amount of all assessments, losses, damages, liabilities, settlements, judgments, fines, penalties, interest, costs and expenses (including fees and disbursements of counsel) which have been or are reasonably likely to be imposed upon or incurred by either Viasoft or Allen Systems as a result of the violation or breach by Viasoft of any of its representations, warranties or covenants contained in this Agreement.

              "CLOSING DATE" is defined in Section 2.2 of this Agreement.

              "CONFIDENTIALITY AGREEMENT" is defined in Section 6.2 of this Agreement.

              "CONFIDENTIAL INFORMATION" is defined in Section 4.1(h)(ix) of this Agreement.

              "CONTINUING DIRECTORS" is defined in Section 6.7 of this Agreement.

              "CREDIT AGREEMENT" is defined in Section 4.2(g)(ii) of this Agreement.

              "DISSENTING SHAREHOLDER" is defined in Section 3.1(d) of this Agreement.

              "DISSENTING SHARES" is defined in Section 3.1(d) of this Agreement.

              "DGCL" is defined in Recital D of this Agreement.

              "EFFECTIVE TIME" is defined in Section 2.3 of this Agreement.

              "ENVIRONMENTAL LAWS" is defined in Section 4.1(n)(ii) of this Agreement.

              "ERISA" is defined in Section 4.1(k)(iii) of this Agreement.

              "ESPP" is defined in Section 4.1(c) of this Agreement.

              "EXCHANGE ACT" is defined in Section 1.1(a) of this Agreement.

              "EXCLUDED LITIGATION" means any lawsuit, action or other legal proceeding brought by any Person against Viasoft, Allen Systems or ASG Sub or their respective Affiliates on the basis of a cause of action described in Section 4.1(i) of the Viasoft Disclosure Letter.

              "EXPIRATION DATE" is defined in Section 1.1(b) of this Agreement.

              "FIDUCIARY" is defined in Section 4.1(k)(ix) of this Agreement.

              "FINANCING" is defined in Section 4.2(g)(ii) of this Agreement.

              "FINANCING LIEN" is defined in Section 5.4 of this Agreement.

              "GAAP" means generally accepted accounting principles.

              "GOVERNMENT CONTRACT PARTY" is defined in Section 4.1(v) of this Agreement.

              "GOVERNMENTAL ENTITY" is defined in Section 4.1(d) of this Agreement.

              "GUARANTEE" is defined in Section 5.4 of this Agreement.

              "HAZARDOUS MATERIAL" is defined in Section 4.1(n)(iii) of this Agreement.

              "HSR ACT" is defined in Section 4.1(d) of this Agreement.

              "INDEMNIFIED PARTY" is defined in Section 6.6(a) of this Agreement.

              "INFORMATION STATEMENT" is defined in Section 4.1(f) of this Agreement.

              "INTELLECTUAL PROPERTY" is defined in Section 4.1(h)(i) of this Agreement.

              "IRCA" is defined in Section 4.1(u) of this Agreement.

              "IRS" means the Internal Revenue Service.

              "LENDERS" is defined in Section 4.2(g)(ii) of this Agreement.

              "LIENS" is defined in Section 4.1(b) of this Agreement.

              "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT" means, when used in connection with Viasoft or in connection with Viasoft and its Subsidiaries, any change or effect that is or would be materially adverse to Viasoft and its Subsidiaries, taken as a whole, taking into account the business, properties, assets, employees, financial condition or results of operations of Viasoft and its Subsidiaries as a whole, excluding those changes, effects and developments that directly result from (i) the announcement of the Offer or the Merger, (ii) any act or omission of Allen Systems or ASG Sub, (iii) any Excluded Litigation, (iv) general economic conditions, or (v) conditions generally affecting the industry in which Viasoft competes (provided that such conditions do not materially and adversely affect Viasoft disproportionately); provided that the resignation or other voluntary termination for any reason of the employment of any number of Viasoft's or its Subsidiaries' officers or employees shall not be deemed to be a Material Adverse Change or Material Adverse Effect and shall not otherwise form a basis for Allen Systems to terminate this Agreement or to assert that any covenant or obligation has not been performed or that any condition to the Closing has not been satisfied.

              "MATERIAL CUSTOMER" is defined in Section 4.1(x) of this Agreement.

              "MERGER" is defined in Recital D of this Agreement.

              "MERGER CONSIDERATION" is defined in Section 3.1(c) of this Agreement.

              "MINIMUM TENDER CONDITION" is defined in Annex 1 attached to this Agreement.

              "NON-US COMPETITION LAWS" means the competition and antitrust laws of any country other than the United States.

              "NOTICE OF SUPERIOR PROPOSAL" is defined in Section 6.1(c) of this Agreement.

              "OFFER" is defined in Recital B of this Agreement.

              "OFFER COMPLETION DATE" is defined in Section 2.1 of this Agreement.

              "OFFER DOCUMENTS" is defined in Section 1.1(e) of this Agreement.

              "OFFER PRICE" is defined in Recital A of this Agreement.

              "OPTIONS" is defined in Section 6.4(b) of this Agreement.

              "PAYING AGENT" is defined in Section 3.2(a) of this Agreement.

              "PERMITS" is defined in Section 4.1(n)(i) of this Agreement.

              "PERSON" means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity.

              "PRE-OFFER PRICE" is defined in Section 8.2 of this Agreement.

              "PROXY STATEMENT" is defined in Section 4.1(d) of this Agreement.

              "RETURNS" is defined in Section 4.1(l)(vi) of this Agreement.

              "REVENUE CODE" is defined in Section 4.1(k)(iii) of this Agreement.

              "RIGHTS" is defined in the Recitals Section of this Agreement.

              "RIGHTS ARRANGEMENT" is defined in Section 4.1(o) of this Agreement.

              "SCHEDULE 14D-9" is defined in Section 1.1(e) of this Agreement.

              "SEC" is defined in Section 1.1(e) of this Agreement.

              "SEC DOCUMENTS" is defined in Section 4.1(e) of this Agreement.

              "SECURITIES ACT" is defined in Section 4.1(e) of this Agreement.

              "SHARE" is defined in Recital A of this Agreement.

              "SHAREHOLDER TENDER AND VOTING AGREEMENT" means that Shareholder Tender and Voting Agreement dated of even date herewith by and between ASG Sub and certain Viasoft shareholders.

              "SHAREHOLDERS MEETING" is defined in Section 6.1(a) of this Agreement.

              "SHORT-FORM MERGER" is defined in Section 2.8 of this Agreement.

              "SUBSIDIARY" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

              "SUPERIOR PROPOSAL" is defined in Section 6.1(c) of this Agreement.

              "SURVIVING CORPORATION" is defined in Recital D of this Agreement.

              "TAKEOVER PROPOSAL" is defined in Section 5.2 of this Agreement.

              "TAX" OR "TAXES" is defined in Section 4.1(l)(vi) of this Agreement.

              "THIRD PARTY INTELLECTUAL PROPERTY RIGHTS" is defined in Section 4.1(h)(ii) of this Agreement.

              "VIASOFT" is defined in the introductory paragraph of this Agreement.

              "VIASOFT TAX AFFILIATE" is defined in Section 4.1(k)(iii) of this Agreement.

              "VIASOFT BALANCE SHEET" is defined in Section 4.1(l)(i) of this Agreement.

              "VIASOFT CASH" means as of any date the total amount of cash, cash equivalents and marketable securities and investments of Viasoft and its Subsidiaries.

              "VIASOFT COMMON STOCK" is defined in Recital A of this Agreement.

              "VIASOFT CONTRIBUTION AMOUNT" is the amount of cash required by Viasoft to accept and pay for a number of Shares equal to the Viasoft Share Number in accordance with the Viasoft Offer.

              "VIASOFT DISCLOSURE LETTER" is defined in Section 4.1 of this Agreement.

              "VIASOFT EMPLOYEE PLANS" is defined in Section 4.1(k)(v) of this Agreement.

              "VIASOFT OPTION PLANS" is defined in Section 4.1(c) of this Agreement.

              "VIASOFT PREFERRED STOCK" is defined in Section 4.1(c) of this Agreement.

              "VIASOFT RIGHTS PLAN" is defined in Section 4.1(o) of the Viasoft Disclosure Letter.

              "VIASOFT SHARE NUMBER" is defined in Section 1.1 (b) of this Agreement.

              "VIASOFT SHAREHOLDER APPROVAL" is defined in Section 4.1(d) of this Agreement.

              "VIASOFT SCHEDULE TO" is defined in Section 1.1(e) of this Agreement.

              "WARN ACT" is defined in Section 4.1(u) of this Agreement.

       9.4 INTERPRETATION. When a reference is made in this Agreement to an Article, Section, Annex, Exhibit or Schedule, such reference is to an Article or a Section of, or an Annex, Exhibit or Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. When used in this Agreement with respect to Viasoft, Allen Systems or ASG Sub, the word "knowledge" and words of similar import mean the actual knowledge of those officers, directors and other executive personnel of such corporation with specific responsibility for the matter as to which such knowledge is expressed. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References to a person are also to its permitted successors and assigns. References to a law or statute in this Agreement include all amendments and modifications to such law or statute, and all rules and regulations promulgated thereunder. References to Viasoft in this Agreement refer also to Viasoft's Subsidiaries unless the context would clearly indicate otherwise.

       9.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

       9.6 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement, the exhibits and schedules hereto, the Viasoft Disclosure Letter, the Shareholder Tender and Voting Agreement, and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and, other than Sections 6.6 and 6.10, are not intended to confer upon any person other than the parties any rights or remedies hereunder.

       9.7 GOVERNING LAW. This Agreement will be governed by, and construed in accordance with, the laws of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

       9.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that ASG Sub may assign, in its sole discretion, any of or all of its rights, interests and obligations under this Agreement to Allen Systems or to any direct or indirect wholly owned Subsidiary of Allen Systems, but no such assignment will relieve ASG Sub and Allen Systems of any of its obligations under this Agreement. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

       9.9 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Florida, the State of Delaware or the State Arizona or in Florida, Delaware or Arizona state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction and venue of any federal court located in the State of Florida, the State of Delaware or the State of Arizona or any Florida, Delaware or Arizona state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or choice of venue by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Florida, in the State of Delaware, or in the State of Arizona.

       IN WITNESS WHEREOF, Allen Systems, ASG Sub and Viasoft have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.



         ALLEN SYSTEMS GROUP, INC.         VIASOFT, INC.


         /s/ ARTHUR L. ALLEN               /s/ STEVEN D. WHITEMAN
         ---------------------             --------------------------------
         By:                               By:
            ------------------                -----------------------------
         Name: Arthur L. Allen             Name: Steven D. Whiteman
              ----------------                  ---------------------------

         Title: CEO                        Title: Chairman, CEO & President
               ---------------                   --------------------------



         ASG SUB, INC.


         /s/ ARTHUR L. ALLEN
         ---------------------
         By:
            ------------------
         Name: Arthur L. Allen
              ----------------
         Title: President
               ---------------

                                                                         ANNEX 1
                                                 TO AGREEMENT AND PLAN OF MERGER


                      CONDITIONS TO THE ALLEN SYSTEMS OFFER

Notwithstanding any other term of the Allen Systems Offer or the Agreement, ASG Sub will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to ASG Sub's obligation to pay for or return tendered Shares of Viasoft Common Stock after the termination or withdrawal of the Allen Systems Offer), pay for any Shares of Viasoft Common Stock not theretofore accepted for payment or paid for, and may terminate or amend the Allen Systems Offer, IF

(a) there shall not have been validly tendered (and not withdrawn) prior to 12:00 midnight on the Expiration Date that number of Shares of Viasoft Common Stock which, when added to the Shares then beneficially owned by Allen Systems and its Subsidiaries and Affiliates (including ASG Sub), would represent 51% or more of the fully-diluted shares of Viasoft Common Stock outstanding (assuming the exercise of all options and warrants and the conversion or exchange of all securities convertible or exchangeable into shares of Viasoft Common Stock) at the close of business on the business day immediately preceding the day on which the Offer will expire or terminate (the "Minimum Tender Condition"); or

(b) any consents of, filings with or expirations of waiting periods imposed by, any Governmental Entity applicable to the purchase of shares of Viasoft Common Stock pursuant to the Offer under the HSR Act, and any of the foregoing under Non-US Competition Laws which if not obtained would have a material adverse effect on (i) Allen Systems', ASG Sub's or Viasoft's ability to consummate the Offer, or (ii) the operation or scope of the business of the Surviving Corporation, shall not have been obtained, filed, expired or been terminated; or

(c) at any time after the date of the Agreement and before the acceptance of such Shares of Viasoft Common Stock for payment or the payment therefor (whether or not any shares have heretofore been accepted for payment or paid pursuant to the Allen Systems Offer), any of the following conditions exists and is continuing:

              (i) there will be pending or overtly threatened any suit, action or proceeding brought by or on behalf of any Governmental Entity (or the staff of the Federal Trade Commission or the staff of the Antitrust Division of the Department of Justice will have recommended the commencement of such), or any suit, action or proceeding (other than Excluded Litigation) brought by or on behalf of any shareholder of Viasoft or any other person or party (but only if such suit, action or proceeding is deemed by Allen Systems to have a reasonable likelihood of success) directly or indirectly (A) challenging the acquisition by ASG Sub of any shares of Viasoft Common Stock pursuant to the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Agreement, or alleging that any such acquisition or other transaction relates to, involves or constitutes a breach of fiduciary duty by Viasoft's directors or a violation of federal securities law or applicable corporate law, (B) seeking to prohibit or limit the ownership or operation by Viasoft, Allen Systems or any of their respective Subsidiaries of a material portion of the business or assets of Viasoft and its Subsidiaries, taken as a whole, or Allen Systems and its Subsidiaries, taken as a whole, or to compel Viasoft or Allen Systems to dispose of or hold separate any material portion of the business or assets of Viasoft and its Subsidiaries, taken as a whole, or Allen Systems and its Subsidiaries, taken as a whole, as a result of the Offer or any of the other transactions contemplated by the Agreement, (C) seeking to impose material limitations on the ability of Allen Systems and its Subsidiaries to acquire or hold, or exercise full rights of ownership of, any shares of Viasoft Common Stock accepted for payment pursuant to the Allen Systems Offer including without limitation the right to vote Viasoft Common Stock accepted for payment by ASG Sub on all matters properly presented to the shareholders of Viasoft, (D) seeking to prohibit Allen Systems and its Subsidiaries from effectively managing or controlling in any material respect the business or operations of Viasoft and its Subsidiaries taken as a whole, or (E) seeking to impose a material condition to the Offer, the Merger or the Agreement which would be adverse to Allen Systems;

              (ii) there will be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action will be taken by any Governmental Entity or court, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, in any of the consequences referred to in clauses (A) through (E) of paragraph (c)(i) above;

              (iii) there will have occurred any Material Adverse Change in Viasoft and its Subsidiaries taken as a whole or any event that is reasonably likely to result in a Material Adverse Effect on Viasoft and its Subsidiaries taken as a whole; provided that no change or event shall excuse Allen Systems or ASG Sub from their respective obligations to consummate the Allen Systems Offer unless, as a result of such change or event, (A) the Viasoft Cash shall be less than $83,000,000, or (B) the Claims Reserve shall be greater than $5,000,000;

              (iv) (A) Viasoft's Board of Directors or any committee thereof will have failed to recommend the Offer, the Merger, the Agreement, or Viasoft Shareholder Approval, including any failure to include such recommendation in the Schedule 14D-9 or the Proxy Statement, or will have so resolved; (B) Viasoft's Board of Directors or any committee thereof will have withdrawn or modified (including by amendment of the Schedule 14D-9 or Proxy Statement) in a manner adverse to Allen Systems its approval or recommendation of the Offer, the Merger, the Agreement, or Viasoft Shareholder Approval, will have approved or recommended any Takeover Proposal (including a superior proposal),or will have resolved to do any of the foregoing; (C) Viasoft will have entered into any letter of intent or similar document, agreement or commitment with respect to any Takeover Proposal (including a superior proposal) or Viasoft's Board of Directors or any committee thereof will have resolved to do so; (D) Viasoft's Board of Directors or any committee thereof upon a request to reaffirm Viasoft's approval or recommendation of the Offer, the Merger or the Agreement, will have failed to do so within two business days after such request is made or will have so resolved; or (E) a tender or exchange offer relating to securities of Viasoft will have been commenced by a person unaffiliated with Allen Systems or ASG Sub, and Viasoft will not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within 10 business days after such tender or exchange offer is first published sent or given, a statement disclosing that Viasoft recommends rejection of such tender or exchange offer;

              (v) any of the representations and warranties of Viasoft set forth in the Agreement will have failed to be true and correct in any material respect as of the date of the Agreement or will have ceased to be true and correct in any material respect at any time thereafter; provided that if any such failure is curable by Viasoft through the exercise of its reasonable efforts, then Allen Systems and ASG Sub may not terminate the Offer under this subsection (b)(v) (and will extend the Offer, if requested to do in writing by Viasoft) until ten business days after written notice thereof has been given to Viasoft by Allen Systems and ASG Sub and unless at such time the matter has not been cured; and further provided, that the failure of any such representations or warranties of Viasoft to be true and correct as of the date of the Agreement or at any time thereafter shall not excuse Allen Systems or ASG Sub from their respective obligations to consummate the Allen Systems Offer unless, as a result of such failure, (i) the Viasoft Cash shall be less than $83,000,000, or (ii) the Claims Reserve shall be greater than $5,000,000;

              (vi) Viasoft will have breached or failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of Viasoft to be performed or complied with by it; provided that if any such breach or failure (other than a breach of Sections
                     5.2 or 6.1 or any other breach that has caused irreparable harm) is curable by Viasoft through the exercise of its reasonable efforts, then Allen Systems and ASG Sub may not terminate the Offer under this subsection (b)(vi) (and will extend the Offer, if requested to do so in writing by Viasoft) until ten business days after written notice thereof has been given to Viasoft by Allen Systems and ASG Sub and unless at such time the matter has not been cured; and further provided that the failure by Viasoft to perform any covenant set forth in Section 5.1 of the Agreement shall not excuse Allen Systems or ASG Sub from their respective obligations to consummate the Allen Systems Offer unless, as a result of such failure, (A) the Viasoft

                     Cash shall be less than $83,000,000, or (B) the Claims Reserve shall be greater than $5,000,000;

              (vii) the Agreement will have been terminated in accordance with its terms;

              (viii) there will have occurred (A) any general suspension of trading in, or limitation on prices for, securities on the Nasdaq National Market, (B) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (C) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States and having a Material Adverse Effect on Viasoft or materially adversely affecting (or materially delaying) the consummation of the Offer, (D) any limitation or proposed limitation (whether or not mandatory) by any U.S. governmental authority or agency, or any other event, that materially adversely affects generally the extension of credit by banks or other financial institutions, or (E) in the case of any of the situations described in clauses (A) through (D) inclusive existing at the date of commencement of the Allen Systems Offer, a material escalation or worsening thereof;

              (ix) any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Allen Systems and any of its Subsidiaries and Affiliates (including ASG Sub), or any group of which any of them is a member, will have entered into a definitive agreement or an agreement in principle with Viasoft with respect to a tender offer or exchange offer for any shares of Viasoft Common Stock or merger, consolidation or other business combination with or involving Viasoft or any of its Subsidiaries;

              (x) any bankruptcy proceedings will have been instituted with respect to Viasoft and not dismissed; or

              (xi) any third party consents, the failure of which to obtain would have a Material Adverse Effect on Viasoft, will not have been obtained; provided, that the failure to obtain any such consent shall not excuse Allen Systems or ASG Sub from their respective obligations to consummate the Allen Systems Offer, unless as a result of such failure (A) the Viasoft Cash shall be less than $83,000,000, or (B) the Claims Reserve shall be greater than $5,000,000;

(d) the Viasoft Offer shall fail to be consummated in accordance with the Agreement at the same time as the Allen Systems Offer, provided that such failure is not the result of any breach of any of the representations, warranties or covenants of Allen Systems or ASG Sub under the Merger Agreement; or

(e)  on the Expiration Date, the Viasoft Cash shall be less than $83,000,000;

    which, in the reasonable judgment of Allen Systems, in any such case, and regardless of the circumstances giving rise to any such condition (other than any action or inaction by Allen Systems or ASG Sub which constitutes a breach of the Agreement), makes it inadvisable to proceed with the Allen Systems Offer or with such acceptance for payment or payment for Shares.

    The foregoing conditions are for the sole benefit of Allen Systems, ASG Sub and their respective Affiliates and may be asserted by Allen Systems or ASG Sub regardless of the circumstances giving rise to such condition (other than any action or inaction by Allen Systems or ASG Sub which constitutes a breach of the Agreement) or may be waived by Allen Systems or ASG Sub in whole or in part at any time and from time to time in their sole discretion (except for the Minimum Tender Condition). The failure by Allen Systems or ASG Sub at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

                                                                         ANNEX 2
                                                 TO AGREEMENT AND PLAN OF MERGER


                         CONDITIONS TO THE VIASOFT OFFER

Notwithstanding any other term of the Viasoft Offer or the Agreement, Viasoft will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Viasoft's obligation to pay for or return tendered Shares of Viasoft Common Stock after the termination or withdrawal of the Viasoft Offer), pay for any Shares of Viasoft Common Stock not theretofore accepted for payment or paid for, and may terminate or amend the Viasoft Offer, IF

(a) the Minimum Tender Condition shall not have been satisfied at 12:00 midnight on the Expiration Date; or

(b) any consents of, filings with or expirations of waiting periods imposed by, any Governmental Entity applicable to the purchase of shares of Viasoft Common Stock pursuant to the Offer under the HSR Act, and any of the foregoing under Non-US Competition Laws which if not obtained would have a material adverse effect on (i) Allen Systems', ASG Sub's or Viasoft's ability to consummate the Offer, or (ii) the operation or scope of the business of the Surviving Corporation, shall not have been obtained, filed, expired or been terminated; or

(c) at any time after the date of the Agreement and before the acceptance of such Shares of Viasoft Common Stock for payment or the payment therefor (whether or not any shares have heretofore been accepted for payment or paid pursuant to the Viasoft Offer), any of the following conditions exists and is continuing:

                     (i) there will be pending or overtly threatened any suit, action or proceeding brought by or on behalf of any Governmental Entity (or the staff of the Federal Trade Commission or the staff of the Antitrust Division of the Department of Justice will have recommended the commencement of such), or any suit, action or proceeding (other than Excluded Litigation) brought by or on behalf of any shareholder of Viasoft or any other person or party (but only if such suit, action or proceeding is deemed by Viasoft to have a reasonable likelihood of success) directly or indirectly (A) challenging the acquisition of any shares of Viasoft Common Stock pursuant to the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Agreement, or alleging that any such acquisition or other transaction relates to, involves or constitutes a breach of fiduciary duty by Viasoft's directors or a violation of federal securities law or applicable corporate law or (B) seeking to impose a material condition to the Offer, Merger or Agreement which would be adverse to Viasoft's shareholders;

                     (ii) there will be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action will be taken by any Governmental Entity or court, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, in any of the consequences referred to in clauses (A) and (B) of paragraph (c)(i) above;

                     (iii) (A) Viasoft's Board of Directors or any committee thereof will have failed to recommend the Offer, the Merger, the Agreement, or Viasoft Shareholder Approval, including any failure to include such recommendation in the Schedule 14D-9 or the Proxy Statement, or will have so resolved; (B) Viasoft's Board of Directors or any committee thereof will have withdrawn or modified (including by amendment of the Schedule 14D-9 or Proxy Statement) in a manner adverse to Allen Systems its approval or recommendation of the Offer, the Merger, the Agreement, or Viasoft Shareholder Approval, will have approved or recommended any Takeover Proposal (including a superior proposal),or will have resolved to do any of the foregoing; (C) Viasoft will have entered into any letter of intent or similar document, agreement or commitment with respect to any Takeover Proposal (including a superior proposal) or Viasoft's Board of Directors or any committee thereof will have resolved to do so; (D) Viasoft's Board of Directors or any committee thereof upon a request to reaffirm Viasoft's approval or recommendation of the Offer, the Merger or the Agreement, will have failed to do so within two business days after such request is made or will have so resolved; or (E) a tender or exchange offer relating to securities of Viasoft will have been commenced by a person unaffiliated with Allen Systems or ASG Sub, and Viasoft will not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within 10 business days after such tender or exchange offer is first published sent or given, a statement disclosing that Viasoft recommends rejection of such tender or exchange offer; but only if, in the case of clauses (A) through (E) above, any such action or non-action would not constitute a breach of Viasoft's obligations under the Agreement;

                     (iv) any of the representations and warranties of Allen Systems or ASG Sub set forth in the Agreement will have failed to be true and correct in any material respect as of the date of the Agreement or will have ceased to be true and correct in any material respect at any time thereafter; provided that if any such failure is curable by Allen Systems or ASG Sub through the exercise of their reasonable efforts, then Viasoft may not terminate the Offer under this subsection (b)(v) until ten business days after written notice thereof has been given to Allen Systems and ASG Sub by Viasoft and unless at such time the matter has not been cured;

                     (v) Allen Systems or ASG Sub will have breached or failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of Allen Systems or ASG Sub to be performed or complied with by either of them; provided that if any such breach or failure is curable by Allen Systems or ASG Sub through the exercise of their reasonable efforts, then Viasoft may not terminate the Offer under this subsection (b)(vi) until ten business days after written notice thereof has been given to Allen Systems and ASG Sub by Viasoft and unless at such time the matter has not been cured;

                     (vi) the Agreement will have been terminated in accordance with its terms;

                     (vii) there will have occurred (A) any general suspension of trading in, or limitation on prices for, securities on the Nasdaq National Market, (B) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (C) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States and having a Material Adverse Effect on Viasoft or materially adversely affecting (or materially delaying) the consummation of the Offer, (D) any limitation or proposed limitation (whether or not mandatory) by any U.S. governmental authority or agency, or any other event, that materially adversely affects generally the extension of credit by banks or other financial institutions, or (E) in the case of any of the situations described in clauses (A) through (D) inclusive existing at the date of commencement of the Viasoft Offer, a material escalation or worsening thereof; or

(d) the Allen Systems Offer shall fail to be consummated in accordance with the Agreement at the same time as the Viasoft Offer; provided that such failure is not the result of any breach of any of the representations, warranties or covenants of Viasoft under the Merger Agreement;

which, in the reasonable judgment of Viasoft, in any such case, and regardless of the circumstances giving rise to any such condition (other than any action or inaction by Viasoft which constitutes a breach of the Agreement), makes it inadvisable to proceed with the Viasoft Offer or with such acceptance for payment or payment for Shares.

The foregoing conditions are for the sole benefit of Viasoft and its Affiliates and may be asserted by Viasoft regardless of the circumstances giving rise to such condition (other than any action or inaction by Viasoft which constitutes a breach of the Agreement) or may be waived by Viasoft in whole or in part at any time and from time to time in its sole discretion (except for the Minimum Tender Condition). The failure by Viasoft or any Affiliate of Viasoft at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.


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